As filed with the Securities and Exchange Commission on October 19, 2004
Registration No. 333-119228

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 2
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KB Home

(Exact name of each registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10990 Wilshire Blvd.

Los Angeles, California 90024
(310) 231-4000
(Address, including zip code, and telephone number, including area code, of principal executive offices of the registrant and each additional registrant)

Kimberly N. King

Vice President, Corporate Legal Affairs and Corporate Secretary
KB Home
10990 Wilshire Blvd.
Los Angeles, California 90024
(310) 231-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service for the registrant and each additional registrant)

SEE TABLE OF ADDITIONAL REGISTRANTS

Copies to:

Michael J. O’Sullivan

Amanda Schreiber
Munger, Tolles & Olson LLP
355 S. Grand Avenue, 35th Floor
Los Angeles, CA 90071
(213) 683-9100

      Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS(1)

	State or Other	Primary Standard
	Jurisdiction of	Industrial
Exact Name of Each Additional	Incorporation or	Classification	I.R.S. Employer
Registrant as Specified in Its Charter	Organization	Code Number	Identification Number

KB Home Coastal Inc.	California	1-9195	93-1059273
KB Home Colorado Inc.	Colorado	1-9195	84-1244935
KB Home Greater Los Angeles Inc.	California	1-9195	95-6091322
KB Home Lone Star LP	Texas	1-9195	74-2776663 (2)
KB Home Nevada Inc.	Nevada	1-9195	88-0291390
KB Home North Bay Inc.	California	1-9195	94-1676098
KB Home Phoenix Inc.	Arizona	1-9195	86-0730212
KB Home South Bay Inc.	California	1-9195	95-3992523

(1)	The address, including zip code, and telephone number, including area code, for each of the additional registrants is 10990 Wilshire Blvd., Los Angeles, California 90024, (310) 231-4000.

(2)	I.R.S. Employer Identification Number of KBSA, Inc., the General Partner of KB Home Lone Star LP.

The information in this prospectus is not complete and may be changed. We may not sell these notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and is not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2004

PROSPECTUS
Offer to Exchange
$350,000,000

6 3/8% Senior Notes due 2011

Which Have Been Registered Under the Securities Act of 1933,

for Any and All of the Outstanding 6 3/8% Senior Notes Due 2011

The Company:

•	We are one of America’s leading homebuilders with domestic operating divisions in the following regions and states: West Coast — California; Southwest — Arizona, Nevada and New Mexico; Central — Colorado, Illinois, Indiana and Texas; and Southeast — Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., KB Home’s majority-owned subsidiary, is one of the largest homebuilders in France based on revenues.

The Notes:

•	Comparison: The terms of the notes we are issuing will be substantially identical to the outstanding restricted notes that we issued on June 30, 2004, except for the elimination of some transfer restrictions, registration rights and the conditional right to receive additional interest payments.

•	Maturity: The notes will mature on August 15, 2011.

•	Interest Payments: The notes will pay interest in cash semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2005.

•	Guarantees: The notes will be unconditionally guaranteed jointly and severally by certain of our subsidiaries on a senior unsecured basis.

•	Ranking: The notes will be senior unsecured obligations of KB Home and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to all of our existing and future subordinated indebtedness.

•	Optional Redemption: The notes may be redeemed, in whole at any time or from time to time in part, at the redemption prices described in this prospectus, plus accrued and unpaid interest to the applicable redemption date.

The Exchange Offer:

•	Expiration: The exchange offer expires at 5:00 p.m., New York City time, on November , 2004, unless extended.

•	Conditions: Our completion of the exchange offer is subject to customary conditions.

•	Exchange: Upon our completion of the exchange offer, all outstanding restricted notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of notes that are registered under the Securities Act of 1933.

•	Withdrawal: Tenders of outstanding restricted notes may be withdrawn at any time before the expiration of the exchange offer.

•	Taxation: The exchange of notes for outstanding restricted notes will not be a taxable exchange for U.S. federal income tax purposes.

•	Proceeds: We will not receive any proceeds from the exchange offer.

This investment involves risks. See “Risk Factors” beginning on page 8.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October      , 2004

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus and you should assume that the information in any document incorporated by reference in this prospectus is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

      When this prospectus uses the words “KB Home,” “we,” “us,” and “our,” they refer to KB Home and its subsidiaries unless otherwise expressly stated or the context otherwise requires. Our fiscal year ends on November 30. When this prospectus refers to particular years or quarters in connection with the discussion of our results of operations or financial condition, those references mean the relevant fiscal years and fiscal quarters.

      References in this prospectus to homes or units delivered or constructed by KB Home include single-family homes and other residential units, including condominiums, and references to our homebuilding revenues and similar references refer to revenues derived from sales of single-family homes and other residential units, including condominiums, in each case unless otherwise expressly stated or the context otherwise requires.

      The information in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus concerning the homebuilding industry, our market share, the market share of our operations in France, our size or the size of our French operations relative to other homebuilders and similar matters is derived principally from publicly available information and from industry sources. Although we believe that this publicly available information and the information provided by these industry sources is reliable, we have not independently verified any of this information and we cannot assure you of its accuracy.

      This prospectus contains summaries of selected provisions of certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549.

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      Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference room. Our common stock is listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      In this prospectus, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is an important part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below (excluding the information appearing under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Outlook” in our Annual Report on Form 10-K for the year ended November 30, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended February 29, 2004, May 31, 2004 and August 31, 2004) and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and until the expiration date of this offering, other than portions of these documents that are either (a) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (b) furnished under Item 9 or Item 12 of a Current Report on Form 8-K filed prior to August 23, 2004 or furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K filed on or after August 23, 2004:

•	Our Annual Report on Form 10-K for the year ended November 30, 2003;

•	Our Quarterly Reports on Form 10-Q for the quarters ended February 29, 2004, May 31, 2004 and August 31, 2004; and

•	Our Current Reports on Form 8-K filed December 23, 2003, January 15, 2004, June 14, 2004 and June 24, 2004.

      Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

      We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors will find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing to us at our principal executive offices at the following address: KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024, Attention: Investor Relations. Our telephone number is (310) 231-4000.

      This prospectus constitutes part of a registration statement that we have filed with the SEC. As permitted by the SEC’s rules, this prospectus omits some of the information and all of the exhibits included and incorporated by reference in the registration statement. You may read and copy the information and exhibits omitted from this prospectus but contained or incorporated by reference in the registration statement at the SEC’s public reference room referred to above.

FORWARD-LOOKING STATEMENTS

      You are cautioned that certain statements contained or incorporated or deemed to be incorporated by reference in this prospectus are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “hopes”, and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial or operating performance (including future revenues, unit deliveries, expenses, margins, earnings, earnings per share, or growth or growth rates), future market conditions, future interest rates and other economic conditions, ongoing business strategies or prospects, future dividends and changes in dividend levels, the value of backlog, including amounts that we expect to realize upon delivery of units included in backlog and the timing of those deliveries, potential future acquisitions and the impact of

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completed acquisitions, future share repurchases and possible future actions by KB Home, which may be included in this prospectus or the documents incorporated or deemed to be incorporated by reference herein are also forward-looking statements as defined by the Act. Forward-looking statements are based on expectations and projections about future events at the time such statements were made and are subject to risks, uncertainties, and assumptions about KB Home, economic and market factors and the homebuilding industry, among other things. These statements are not guaranties of future performance, and KB Home has no specific intention to update these statements.

      Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements made by KB Home due to a number of factors. The principal important risk factors that could cause KB Home’s performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, the impact of terrorist activities and the U.S. response, the U.S. military commitment in the Middle East, recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, the upcoming national elections, competition, currency exchange rates insofar as they affect KB Home’s operations in France, environmental factors, government regulations affecting KB Home’s operations, the availability and cost of land in desirable areas, unanticipated violations of KB Home policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See “Risk Factors” in this prospectus and the information in KB Home’s Annual Report on Form 10-K for the year ended November 30, 2003 and KB Home’s Quarterly Reports on Form 10-Q for the quarters ended February 29, 2004, May 31, 2004 and August 31, 2004 for further discussion of these and other risks and uncertainties applicable to KB Home’s business.

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PROSPECTUS SUMMARY

      The following is a summary of the more detailed information appearing elsewhere in this prospectus or in the documents that are incorporated or deemed to be incorporated by reference in this prospectus. It does not contain all of the information that may be important to you. You should read carefully the entire prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus before you decide to exchange your restricted notes.

      Our fiscal year ends on November 30 of each year and the first three quarters of our fiscal year end on February 28 or 29, May 31 and August 31, respectively. Accordingly, when we refer to our results of operations or financial condition as of or for a year or quarter, we are referring to these fiscal years and quarters, unless otherwise expressly stated or the context otherwise requires.

Our Company

      KB Home is one of America’s leading homebuilders with domestic operating divisions in the following regions and states: West Coast — California; Southwest — Arizona, Nevada and New Mexico; Central — Colorado, Illinois, Indiana and Texas; and Southeast — Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., KB Home’s majority-owned subsidiary, is one of the largest homebuilders in France based on revenues. In fiscal 2003, KB Home delivered 27,331 homes in the United States and France. It also operates KB Home Mortgage Company, a full-service mortgage company for the convenience of its buyers. Founded in 1957, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.”

The Exchange Offer

The Exchange Offer	The exchange offer relates to the exchange of up to $350 million aggregate principal amount of our 6 3/8% Senior Notes due 2011 (the “notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal aggregate principal amount of our outstanding unregistered 6 3/8% Senior Notes due 2011 (the “restricted notes”). On June 30, 2004, we issued and sold $350 million in aggregate principal amount of the restricted notes in a private placement. The form and terms of the notes are substantially the same as the form and terms of the restricted notes, except that the notes have been registered under the Securities Act and will not bear legends restricting their transfer, and will not be entitled to the conditional right to receive additional interest payments or to registration rights. We issued the restricted notes under an indenture which grants you a number of rights. The notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the restricted notes. See “Description of Notes.” We are offering to exchange $1,000 principal amount of notes for each $1,000 principal amount of restricted notes.

No Minimum Condition	We are not conditioning the exchange offer on the tender of any minimum principal amount of restricted notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on November , 2004 unless we decide to extend the exchange offer.

Withdrawal Rights	You may withdraw your tender at any time before the exchange offer expires.

Conditions to the Exchange Offer	The exchange offer is subject to two conditions: (i) the exchange offer does not violate any applicable law or any applicable interpretation of the staff of the SEC and (ii) no action or proceeding shall have been instituted in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to prevent us and the guarantors from proceeding with or consummating the exchange offer. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any of the conditions occurs. For additional information, see the section “The Exchange Offer” in this prospectus under the subheading “Certain Conditions to the Exchange Offer.”

Procedures for Tendering Restricted Notes	If you are a holder of restricted notes who wishes to accept the exchange offer, you must:

• arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the accompanying letter of transmittal, to the exchange agent in connection with a book-entry transfer; or

• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent at the address provided in the section “The Exchange Offer” in this prospectus under the subheading “Exchange Agent”.

Resale Without Further Registration	We believe that you may resell or otherwise transfer the notes that you receive in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act so long as you meet the following conditions:

• any notes to be received by you will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes;

• you are not an affiliate (as defined in Rule 405 under the Securities Act) of us or any of the guarantors;

• you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the notes;

• if you are a broker-dealer, you will receive notes in exchange for restricted notes that were acquired for your own account as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus in connection with any resale of such notes;

• if you are a broker-dealer, you did not purchase the notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or Regulation S under the Securities Act or any other available exemption from registration under the Securities Act; and

• you are not acting on behalf of any person who could not truthfully make the foregoing representations.

By tendering your restricted notes, you will be making representations to this effect. You may incur liability under the Securities Act if:

• any of the representations listed above are not true; and

• you transfer any note issued to you in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, unless the transfer otherwise meets an exemption from the registration requirements under the Securities Act.

We, the trustee and the exchange agent do not assume, or indemnify you against, liability under these circumstances which means that we, the trustee and the exchange agent will not protect you from any loss you incur as a result of this liability.

Restrictions on Resale by Broker-Dealers	Each broker-dealer that has received notes pursuant to this exchange offer in exchange for restricted notes that were acquired for its own account as a result of market-making or other trading activities (a “participating broker-dealer”) must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. Participating broker-dealers who notify us may use this prospectus in connection with any resale for a period of 180 days after the expiration of the exchange offer, subject to exceptions, including all rights to suspend the use of this prospectus as described under “Plan of Distribution.” Each participating broker-dealer will be subject to certain of the civil liability provisions under the Securities Act in connection with resales made pursuant to this prospectus.

Special Procedures for Beneficial Owners	If you beneficially own restricted notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your restricted notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal, either arrange to have your restricted notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time and may not be completed before the exchange offer expires.

Guaranteed Delivery Procedures	If you wish to tender your restricted notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your restricted notes according to the guaranteed delivery procedures described in the section

“The Exchange Offer” in this prospectus under the subheading “Procedures for Tendering Restricted Notes.”

Acceptance of Restricted Notes and Delivery of Notes	We will accept for exchange all restricted notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The notes issued in the exchange offer will be delivered promptly following the expiration date. For additional information, see the section “The Exchange Offer” in this prospectus under the subheading “Acceptance of Restricted Notes for Exchange; Delivery of Notes.”

Use of Proceeds	We will not receive any proceeds from the issuance of notes in the exchange offer. We will pay for our expenses incident to the exchange offer.

Federal Income Tax	The exchange of notes for outstanding restricted notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. For additional information, see the section “Material United States Federal Income Tax Consequences” in this prospectus.

Consequences of Failure to Exchange Restricted Notes	Any restricted notes that are not tendered in exchange for notes will remain outstanding following the exchange offer and will continue to be subject to transfer restrictions and to bear interest at the same per annum rate of interest, but will not be entitled to any additional interest or registration rights under the registration rights agreement relating to the restricted notes. If restricted notes are tendered and accepted by us in the exchange offer, a holder’s ability to sell any restricted notes that remain outstanding could be adversely affected and there may be no trading market for the restricted notes. See “Risk Factors — Risk Factors Relating to the Exchange Offer — If you fail to exchange your restricted notes by properly tendering them for notes in the exchange offer, your restricted notes will continue to be subject to transfer restrictions and may have reduced liquidity.”

Exchange Agent	SunTrust Bank is serving as exchange agent in connection with the exchange offer.

Material Differences Between the Notes and the Restricted Notes

      The table below presents only the material differences between the terms of the notes and the restricted notes and is qualified in its entirety by the information contained in this prospectus and the documents governing the notes and the restricted notes, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the notes, see “Description of Notes.”

	The Notes	The Restricted Notes

Transfer Restrictions	The issuance of the notes will be registered under the Securities Act and the notes will generally be freely transferable.	The issuance of the restricted notes was not registered under the Securities Act and such restricted notes are subject to restrictions on transfer.
Additional Interest	The notes will not be subject to any increase in interest rate above 6 3/8% per annum.	The interest rate on the restricted notes could increase under certain circumstances if we are unable to fulfill our obligations to complete the exchange offer and if certain other conditions are not satisfied, although the interest rate would return to the original interest rate once the exchange is completed or those other conditions are satisfied. However, following completion of this exchange offer, the restricted notes will not be entitled to any such additional interest or other rights under the registration rights agreement.

The Notes

Issuer	KB Home, a Delaware corporation.

Securities	$350 million aggregate principal amount of 6 3/8% Senior Notes due 2011.

Maturity	August 15, 2011.

Interest	Annual rate: 6 3/8%.

Payment frequency: Every six months on February 15 and August 15.

First payment: February 15, 2005.

Interest on the notes will accrue from the last interest payment date on which interest was paid on the restricted notes or, if no interest was paid on the restricted notes, from the date of issuance of the restricted notes, which was June 30, 2004. Holders whose restricted notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the restricted notes; provided, that if the expiration date of the exchange offer falls after a record date for the payment of interest on the restricted notes but on or before the applicable interest payment date, the interest payable on such interest payment date shall be payable to the persons who were the record holders of the restricted notes as of such record date.

Guarantees	Payment of principal of and premium, if any, and interest on the notes will be unconditionally guaranteed, jointly and severally, by eight of our operating subsidiaries, which we sometimes refer to as the “guarantors.” Each of these guarantors also guarantees, on an unsecured senior basis, our $1.0 billion domestic revolving credit facility, the outstanding restricted notes and our outstanding 5 3/4% Senior Notes due 2014 and 7 3/4% Senior Notes due 2004 and, on an unsecured senior subordinated basis, our outstanding senior subordinated notes. Under certain circumstances, any or all of the guarantors may be released from their guarantees of the notes offered hereby or other subsidiaries of KB Home may be required to guarantee the notes offered hereby. Each guarantor’s guarantee of the notes offered hereby will rank equally in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of that guarantor, including its guarantees of our borrowings and other obligations under our $1.0 billion domestic revolving credit facility, the outstanding restricted notes and our 5 3/4% Senior Notes due 2014 and 7 3/4% Senior Notes due 2004, and senior in right of payment to its guarantees of our senior subordinated notes. At August 31, 2004, we had $281.0 million aggregate principal amount of borrowings and $135.4 million of letters of credit outstanding under our $1.0 billion domestic revolving credit facility, $350.0 million of restricted notes outstanding, $250.0 million of 5 3/4% Senior Notes due 2014 and $175.0 million of 7 3/4% Senior Notes due 2004 outstanding, and $750.0 million of senior subordinated notes outstanding. Your right to payment under the guarantees of the notes offered hereby will be effectively subordinated to the secured indebtedness of the guarantors of the notes, as described below under “— Ranking.” See “Description of Notes — Guarantees.”

Ranking	The notes will be our unsecured and unsubordinated obligations. The notes will rank equally in right of payment with all of our unsecured and unsubordinated indebtedness including, without limitation, the outstanding restricted notes, our 5 3/4% Senior Notes due 2014 and 7 3/4% Senior Notes due 2004 and our borrowings and other obligations under our $1.0 billion domestic revolving credit facility, and will rank senior in right of payment to our outstanding senior subordinated notes. Your right to payment under the notes will be:

• effectively subordinated to all existing and future indebtedness, trade payables, guarantees and other liabilities of the subsidiaries of KB Home that are not guarantors of the notes; at August 31, 2004 these non-guarantor subsidiaries had approximately $933.6 million of liabilities outstanding, excluding collateralized mortgage obligations of approximately $5.1 million and intercompany liabilities; and

• effectively subordinated to our secured indebtedness and the secured indebtedness of the guarantors of the notes, which indebtedness is currently comprised principally of indebtedness secured by purchase money mortgages on real property, the aggregate principal amount of which indebtedness was approximately $40.5 million at August 31, 2004.

See “Risk Factors — Risk Factors Relating to the Notes Offered by this Prospectus — Our ability to service our debt, including the notes, depends upon cash provided to us by our subsidiaries, and the notes are effectively subordinated to the liabilities of our subsidiaries that are not guarantors of the notes and to secured indebtedness of us and the guarantors,” and “Description of Notes — Ranking; Holding Company Structure.”

Optional Redemption	We may, at our option, redeem the notes, in whole at any time or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to the applicable redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 30 basis points, plus, in each case, accrued and unpaid interest on the notes being redeemed to the redemption date. See “Description of Notes — Optional Redemption.”

Covenants	We have agreed to certain restrictions on secured debt, sale and leaseback transactions and mergers, consolidations and transfers of substantially all of our assets. However, these covenants are subject to important exceptions and limitations and you should carefully review the information with respect to these covenants and the related definitions appearing below under “Description of Notes — Certain Covenants,” “— Certain Definitions” and “— Consolidation, Merger and Sale of Assets.”

Absence of Public Market	The notes constitute a new issue of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. See “Risk Factors — Risk Factors Relating to the Notes Offered by this Prospectus — You may find it difficult to sell your notes.”

Book-Entry Notes	The notes and the guarantees will be issued in book-entry form and represented by one or more global notes deposited with a custodian for, and registered in the name of, The Depository Trust Company. See “Description of Notes — Book-Entry; Delivery and Form.”

Principal Executive Offices

      Our principal executive offices are located at 10990 Wilshire Boulevard, Los Angeles, California 90024. Our telephone number is (310) 231-4000.

RISK FACTORS

      You should carefully consider the risks and uncertainties described below before exchanging your restricted notes, as well as the risks and uncertainties described in the documents incorporated and deemed to be incorporated by reference in this prospectus. The following important factors could adversely impact our homebuilding and mortgage lending operations. These factors could cause our actual results to differ materially from the forward-looking and other statements that we make in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus. However, these are not the only risks and uncertainties that we face. You are also cautioned that some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements” and are subject to risks, uncertainties and assumptions. See “Forward-Looking Statements.”

Risk Factors Relating to KB Home

Our business is cyclical and is significantly impacted by changes in general and local economic conditions.

      Our business is substantially affected by changes in national and general economic factors outside of our control, such as:

•	short and long term interest rates;

•	the availability of financing for homebuyers;

•	consumer confidence (which can be substantially affected by external conditions, including international hostilities involving the U.S. or France);

•	federal mortgage financing programs; and

•	federal income tax provisions.

      The cyclicality of our business is also highly sensitive to changes in economic conditions that can occur on a local or regional basis, such as changes in:

•	housing demand;

•	population growth;

•	employment levels and job growth; and

•	property taxes.

      Weather conditions and natural disasters such as earthquakes, hurricanes, tornadoes, floods, droughts, fires and other casualties can harm our homebuilding business on a local or regional basis.

      Fluctuating lumber prices and shortages, as well as shortages or price fluctuations in other important building materials, can have an adverse effect on our homebuilding business.

      Similarly, labor shortages or unrest among key trades, such as carpenters, roofers, electricians and plumbers, can delay the delivery of our homes and increase our costs.

      The difficulties described above can cause demand and prices for our homes to diminish or cause us to take longer and incur more costs to build our homes. We may not be able to recover these increased costs by raising prices because the price of each home is usually set several months before the home is delivered, as our customers typically sign their home purchase contracts before construction has even begun on their homes. In addition, some of the difficulties described above could cause some homebuyers to cancel their home purchase contracts altogether.

Our success depends on the availability of improved lots and undeveloped land that meet our land investment criteria.

      The availability of finished and partially developed lots and undeveloped land for purchase that meet our internal criteria depends on a number of factors outside our control, including land availability in general, competition with other homebuilders and land buyers for desirable property, inflation in land prices and zoning, allowable housing density and other regulatory requirements. Should suitable lots or land become less available, the number of homes we may be able to build and sell could be reduced, and the cost of land could be increased, perhaps substantially, which could adversely impact our results of operations.

Home prices and sales activity in particular regions in which we do business impact our results of operations because our business is concentrated in these markets.

      Home prices and sales activity in some of our key markets have declined from time to time for market-specific reasons, including adverse weather or economic contraction due to, among other things, the failure or decline of key industries and employers. If home prices or sales activity decline in one or more of the key markets in which we operate, our costs may not decline at all or at the same rate and, as a result, our overall results of operations may be adversely impacted.

Interest rate increases or changes in federal lending programs could lower demand for our homes and adversely impact our mortgage lending operations.

      Nearly all of our customers finance the purchase of their homes, and a significant majority of these customers arrange their financing through our mortgage lending subsidiary. Increases in interest rates or decreases in availability of mortgage financing would increase monthly mortgage costs for our potential homebuyers and could therefore reduce demand for our homes and mortgages. Increased interest rates can also hinder our ability to realize our backlog because our sales contracts provide our customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event they cannot arrange for financing at interest rates that were prevailing when they signed their contracts.

      Because the availability of FNMA, FHLMC, FHA and VA mortgage financing is an important factor in marketing many of our homes, any limitations or restrictions on the availability of those types of financing could reduce our home sales and the lending volume at our mortgage subsidiary.

We are subject to substantial legal and regulatory requirements regarding the development of land, the homebuilding process and protection of the environment, which can cause us to suffer delays and incur costs associated with compliance and which can prohibit or restrict homebuilding activity in some regions or areas.

      Our homebuilding business is heavily regulated and subject to increasing local, state and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, other environmental impacts, building design, construction and similar matters. These regulations often provide broad discretion to governmental authorities that regulate these matters, which can result in unanticipated delays or increases in the cost of a specified project or a number of projects in particular markets. We may also experience periodic delays in homebuilding projects due to building moratoria in any of the areas in which we operate.

      We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the environment. These laws and regulations may cause delays in construction and delivery of new homes, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas. In addition, environmental laws may impose liability for the costs of removal or remediation of hazardous or toxic substances whether or not the developer or owner of the property knew of, or was responsible for, the presence of those substances. The presence of these substances on our properties may prevent us from selling our homes and we may also be liable, under applicable laws and regulations or lawsuits brought by private parties, for hazardous or toxic substances on properties and lots that we have sold in the past.

      Further, a significant portion of our business is conducted in California, which is one of the most highly regulated and litigious states in the country. Therefore, our potential exposure to losses and expenses due to new laws, regulations or litigation may be greater than other homebuilders with a less significant California presence.

      Because of our French business, we are also subject to regulations and restrictions imposed by the government of France concerning investments by non-French companies, such as us, in businesses in France, as well as to French laws and regulations similar to those discussed above.

      Our mortgage operations are heavily regulated and subject to the rules and regulations promulgated by a number of governmental and quasi-governmental agencies. We are also subject to federal and state statutes and regulations which, among other things, prohibit discrimination, establish underwriting guidelines which include obtaining inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. A finding that we had materially violated any of the foregoing laws could have an adverse effect on our results of mortgage operations.

      We are subject to a Consent Order that we entered into with the Federal Trade Commission in 1979. Pursuant to the Consent Order, we provide explicit warranties on the quality of our homes, follow certain guidelines in advertising and provide certain disclosures to prospective purchasers of our homes. A finding that we have significantly violated the Consent Order could result in substantial liabilities or penalties and could limit our ability to sell homes in certain markets.

We build homes in highly competitive markets, which could hurt our future operating results.

      We compete in each of our markets with a number of homebuilding companies for homebuyers, land, financing, raw materials and skilled management and labor resources. Our competitors include other large national homebuilders, as well as smaller regional and local builders that can have an advantage in local markets because of long-standing relationships they may have with local labor or land sellers. We also compete with other housing alternatives, such as existing homes and rental housing.

      These competitive conditions can:

•	make it difficult for us to acquire desirable land which meets our land buying criteria;

•	cause us to offer or to increase our sales incentives or price discounts; and

•	result in reduced sales.

      Any of these competitive conditions can adversely impact our revenues, increase our costs and/or impede the growth of our local or regional homebuilding businesses.

      Our mortgage lending operation competes with other mortgage lenders, including national, regional and local mortgage bankers, savings and loan associations and other financial institutions. Mortgage lenders with greater access to capital markets or those with less rigorous lending criteria can sometimes offer lower interest rates than we can, which can diminish our ability to compete and adversely impact the results of operations from our mortgage lending business.

Because of the seasonal nature of our business, our quarterly operating results fluctuate.

      We have experienced seasonal fluctuations in quarterly operating results. We typically do not commence significant construction on a home before a sales contract has been signed with a homebuyer. A significant percentage of our sales contracts are made during the spring and summer months. Construction of our homes typically requires approximately three months and weather delays that often occur during late winter and early spring may extend this period. As a result of these combined factors, we historically have experienced uneven quarterly results, with lower revenues and operating income generally during the first and second quarters of our fiscal year.

Our leverage may place burdens on our ability to comply with the terms of our indebtedness, may restrict our ability to operate and may prevent us from fulfilling our obligations.

      The amount of our debt could have important consequences to you. For example, it could:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of our debt and reduce our ability to use our cash flow for other purposes;

•	impact our flexibility in planning for, or reacting to, changes in our business;

•	place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.

      Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses could also be affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds through the sale of debt and/or equity securities, the refinancing of debt or the sale of assets. Changes in prevailing interest rates may also affect our ability to meet our debt service obligations, because borrowings under our bank credit facilities bear interest at floating rates. A higher interest rate on our debt could adversely affect our operating results.

      Our business may not generate sufficient cash flow from operations and borrowings may not be available to us under our bank credit facilities in an amount sufficient to enable us to pay our debt service obligations or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all.

      Under the terms of our $1.0 billion domestic revolving credit facility, our debt service payment obligations are defined as consolidated interest expense. As defined, consolidated interest expense for the years ended November 30, 2003 and 2002 was $118.8 million and $101.1 million, respectively.

      The indentures governing our outstanding debt instruments and our bank credit facilities include various financial covenants and restrictions, including restrictions on debt incurrence, sales of assets and cash distributions by us. Should we not comply with any of those restrictions or covenants, the holders of those debt instruments or the banks, as appropriate, could cause our debt to become due and payable prior to maturity.

We may have difficulty in continuing to obtain the additional financing required to operate and develop our business.

      Our homebuilding operations require significant amounts of cash and/or available credit. It is not possible to predict the future terms or availability of additional capital. Moreover, our outstanding domestic debt securities, as well as our $1.0 billion domestic revolving credit facility and the credit facilities of our French subsidiary, contain provisions that may restrict the amount and nature of debt we may incur in the future. Our bank credit facilities limit our ability to borrow additional funds by placing a maximum cap on our leverage ratio. Under the most restrictive of these provisions, as of August 31, 2004, we would have been permitted to incur up to $3.4 billion of Total Consolidated Indebtedness, as defined in the bank credit facilities. This maximum amount exceeded our actual Total Consolidated Indebtedness at August 31, 2004 by $1.4 billion. There can be no assurance that we can actually borrow up to this maximum amount at any time, as our ability to borrow additional funds, and to raise additional capital through other means, is also dependent on conditions in the capital markets and our creditworthiness. If conditions in the capital markets change significantly and adversely affect our access to capital in amounts sufficient to support our operations, it could reduce our sales and may hinder our future growth and results of operations.

Our future growth may be limited by contracting economies in the markets in which we currently operate, our inability to find appropriate acquisition candidates, or our consummation of acquisitions that may not be successfully integrated or may not achieve expected benefits.

      Our future growth and results of operations could be adversely affected if the markets in which we currently operate do not continue to support the expansion of our existing business or if we are unable to identify suitable acquisition opportunities in new markets. Over the last several years, there has been significant consolidation in the homebuilding industry, which has made it somewhat more difficult for us to identify appropriate acquisition candidates in new markets and has increased competition for acquisition candidates. If we do consummate acquisitions in the future, we may not be successful in integrating the operations of the acquired businesses, including their product lines, dispersed operations and distinct corporate cultures. Our inability to grow in existing markets or find appropriate acquisition opportunities in new markets, or our failure to successfully manage future acquisitions, would limit our ability to grow and would adversely impact our future operating results.

Because we build homes in France, some of our revenues and earnings are subject to foreign currency and economic risks.

      A portion of our construction operations are located in France. As a result, our financial results are affected by fluctuations in the value of the U.S. dollar as compared to the euro and changes in the French economy to the extent those changes affect the homebuilding market there. We do not currently use any currency hedging instruments or other strategies to manage currency risks related to fluctuations in the value of the U.S. dollar or the euro.

Risk Factors Relating to the Notes Offered by this Prospectus

Our ability to service our debt, including the notes, depends upon cash provided to us by our subsidiaries, and the notes are effectively subordinated to the liabilities of our subsidiaries that are not guarantors of the notes and to secured indebtedness of us and the guarantors.

      The notes will initially be guaranteed by certain of our subsidiaries. However, a substantial portion of KB Home’s assets is held by subsidiaries that are not guarantors of the notes, which we refer to as the “non-guarantor subsidiaries.” For example, during the fiscal quarter ended August 31, 2004, the non-guarantor subsidiaries generated approximately 34% of our consolidated net revenues, approximately 11% of our consolidated operating income and approximately 11% of our consolidated net income and, at August 31, 2004, the non-guarantor subsidiaries held approximately 36% of our consolidated assets. Likewise, for the fiscal year ended November 30, 2003, the non-guarantor subsidiaries generated approximately 31% of our consolidated net revenues, approximately 24% of our consolidated operating income and approximately 17% of our consolidated net income and, at November 30, 2003, the non-guarantor subsidiaries held approximately 38% of our consolidated assets. For further information, you should review note 16 to our consolidated financial statements appearing in our most recent Annual Report on Form 10-K, which includes condensed consolidating financial statements that separately present the results of operations and financial condition of the guarantor and non-guarantor subsidiaries.

      We are a holding company and we conduct our operations through consolidated and unconsolidated subsidiaries. We derive substantially all of our revenues from our subsidiaries and all of our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and the non-guarantor subsidiaries have no obligation to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans, or other distributions from our subsidiaries to us may be subject to contractual and other restrictions, are dependent upon results of operations of our subsidiaries, and may be subject to tax or other laws limiting our ability to repatriate funds from foreign subsidiaries, and are subject to other business considerations.

      Because of our holding company structure, the notes will be effectively subordinated to all existing and future liabilities of our non-guarantor subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any non-guarantor subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of that subsidiary’s creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. However, even if we are a creditor of one of our non-guarantor subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that held by us. As of August 31, 2004, our non-guarantor subsidiaries had approximately $933.6 million of liabilities outstanding, excluding collateralized mortgage obligations of approximately $5.1 million and intercompany liabilities, to which the notes would be structurally subordinated.

      The notes will also be effectively subordinated to our secured indebtedness and the secured indebtedness of the guarantors of the notes, which indebtedness is currently comprised principally of indebtedness secured by purchase money mortgages on real property, the aggregate principal amount of which indebtedness was approximately $40.5 million at August 31, 2004.

      Each of the initial guarantors of the notes offered hereby also guarantees, on an unsecured senior basis, our $1.0 billion domestic revolving credit facility, the restricted notes and our outstanding 5 3/4% Senior Notes due 2014 and 7 3/4% Senior Notes due 2004 and, on an unsecured senior subordinated basis, our outstanding senior subordinated notes. Each guarantor’s guarantee of the notes offered hereby will rank equally in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of that guarantor, including its guarantees of our borrowings and other obligations under our $1.0 billion domestic revolving credit facility, the restricted notes and our 5 3/4% Senior Notes due 2014 and 7 3/4% Senior Notes due 2004, and senior in right of payment to its guarantees of our senior subordinated notes. At August 31, 2004, we had $281.0 million aggregate principal amount of borrowings and $135.4 million of letters of credit outstanding under our $1.0 billion domestic revolving credit facility, $350.0 million of restricted notes outstanding, $250.0 million of 5 3/4% Senior Notes due 2014 outstanding, $175.0 million of 7 3/4% Senior Notes due 2004 outstanding and $750.0 million of senior subordinated notes outstanding. Your right to payment under the guarantees of the notes offered hereby will be effectively subordinated to the secured indebtedness of the guarantors of the notes, as described above.

      The indenture that will govern the notes will not contain any limitation on the amount of liabilities, including indebtedness and guarantees, that we and our subsidiaries may incur in the future.

Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors.

      The notes will initially be guaranteed by certain of our subsidiaries and, under certain circumstances, other subsidiaries of ours may be required to guarantee the notes. Any of these guarantees may be subject to review as fraudulent transfers under federal bankruptcy law and comparable provisions of state fraudulent transfer laws in the event a bankruptcy or reorganization case is commenced by or on behalf of one of the guarantors or if a lawsuit is commenced against one of the guarantors by or on behalf of an unpaid creditor of such guarantor. Although the elements that must be found for a guarantee to be determined to be a fraudulent transfer vary depending upon the law of the jurisdiction that is being applied, as a general matter, if a court were to find that, at the time any guarantor issued its guarantee of the notes:

•	it issued the guarantee to delay, hinder or defraud present or future creditors; or

•	it received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee, and

•	was insolvent or rendered insolvent by reason of issuing the guarantee; or

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature,

then the court could void the obligations under such guarantee, subordinate the guarantee to that of the guarantor’s other debt or take other action detrimental to you and the guarantees of the notes including directing the return of any payments received from the guarantors.

      The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt or issued its guarantee:

•	the present fair value of its assets was less than the amount that would be required to pay its liabilities on its existing debts, including contingent liabilities, as they become due; or

•	it could not pay its debts as they become due.

      We cannot be sure as to the standard that a court would use to determine whether or not the guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If that were to occur, any guarantee could also be subject to the claim that, because the guarantee was incurred for the benefit of KB Home, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

The guarantors may be released from their guarantees of the notes under certain circumstances.

      Under certain circumstances specified in the indenture under which the notes will be issued, any or all of the guarantors of the notes may be released from their guarantees. If this were to occur, it could have a material adverse effect on the value of the notes. See “Description of Notes — Guarantees.”

Upon the occurrence of a change in control, holders of a substantial amount of our other indebtedness may have the right to require us to repurchase or repay that indebtedness, while the holders of the notes offered hereby will have no similar rights.

      The indentures governing approximately $925.0 million aggregate principal amount of our outstanding debt securities (not including the indenture governing the notes and the restricted notes) and our $1.0 billion domestic revolving credit facility permit the holders of those debt securities and that indebtedness to require us to repurchase or repay those debt securities and that indebtedness upon the incurrence of specified change in control events relating to us. The indenture governing the notes offered hereby and the restricted notes does not contain a comparable provision permitting holders of the notes to require us to repurchase the notes upon the occurrence of a change in control event relating to us. As a result, upon the occurrence of certain types of change in control events relating to us, holders of a substantial amount of our other debt securities and indebtedness may have the right to require us to repurchase or repay those debt securities and that indebtedness, while the holders of the notes offered hereby will have no similar rights.

You may find it difficult to sell your notes.

      You may find it difficult to sell your notes because an active trading market for the notes may not develop. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. Although the restricted notes are eligible for trading in the PORTAL market, the notes offered hereby will not be eligible for trading in the PORTAL market. The broker-dealers that were the initial purchasers of the restricted notes may make a market for the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a trading market will develop for the notes or as to the liquidity of any trading market that may develop, that you will be able to sell your notes at a particular time or that the prices that you receive if and when you sell will be favorable.

Risk Factors Relating to the Exchange Offer

If you fail to exchange your restricted notes by properly tendering them for notes in the exchange offer, your restricted notes will continue to be subject to transfer restrictions and may have reduced liquidity.

      We will issue notes only in exchange for restricted notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the letter of transmittal and the tender of your restricted notes, and you should carefully follow the instructions on how to tender your restricted notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of restricted notes.

      The restricted notes have not been registered under the Securities Act or any state securities law and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption from those requirements. The transfer of the restricted notes is also subject to other conditions and restrictions set forth in the related indenture. If you do not exchange your restricted notes for notes in the exchange offer by properly tendering them, your restricted notes will continue to be subject to these restrictions and the restrictions on transfer described in the legend on your restricted notes. In general, you may only offer or sell the restricted notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. As we do not intend to register the restricted notes under the Securities Act, in the event the exchange offer is completed, holders of restricted notes that have not been exchanged who seek liquidity in their investment would have to rely on exemptions from the registration requirements under the securities laws, including the Securities Act. Consequently, holders of restricted notes who do not participate in the exchange offer could experience significant diminution in the value of their restricted notes, compared to the value of the notes.

      If any restricted notes are tendered and accepted by us in the exchange offer, there may be no trading market for the restricted notes that remain outstanding and the ability of a holder of such restricted notes to sell the restricted notes could be adversely affected. To the extent that restricted notes are tendered and accepted by us in the exchange offer, the principal amount of outstanding restricted notes will decrease, which will likely adversely affect the liquidity of any trading market for the restricted notes that may exist.

      In connection with the offering of the restricted notes, we and the guarantors entered into a registration rights agreement (the “registration rights agreement”). The registration rights agreement provides, in general and among other things, that if we do not consummate the exchange offer by a specified date, additional interest will be payable on the restricted notes until the exchange offer is consummated. Following completion of the exchange offer, the restricted notes will not be entitled to any additional interest or other rights under the registration rights agreement and will continue to bear interest at the same per annum rate.

      All of the restricted notes and notes will be issued under the same indenture. The restricted notes and the notes will constitute a single series of debt securities under that indenture. If the exchange offer is consummated, any restricted notes that remain outstanding and the notes will constitute a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for holders of debt securities of any series issued under the indenture to vote or take any other action as a class, the restricted notes and the notes will vote or take that action as a single class.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of notes in the exchange offer. In consideration of issuing the notes as contemplated by this prospectus, we will receive a like principal amount of restricted notes. The restricted notes tendered in exchange for the notes will be retired and cancelled. Accordingly, the issuance of the notes in this offering will not result in any increase in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth KB Home’s ratio of earnings to fixed charges for each of the periods indicated:

	Nine Months Ended
			Years Ended November 30,
	August 31,	August 31,
	2004	2003	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges(1)	4.55x	4.11x	4.83x	4.87x	3.30x	3.00x	2.92x

(1)	We compute earnings by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest to pretax earnings (excluding undistributed earnings of unconsolidated joint ventures). We compute fixed charges by adding interest expense and capitalized interest and the portion of rental expense we consider to be interest. Beginning July 7, 1998, our fixed charges have also included distributions on mandatorily redeemable preferred securities. On August 16, 2001, all of the mandatorily redeemable preferred securities were retired. No preferred stock was outstanding during any of the periods presented in the above table.

In computing the ratios appearing above, we exclude from our interest expense interest incurred by our wholly owned limited purpose financing subsidiaries on their outstanding collateralized mortgage obligations. If we included interest on those collateralized mortgage obligations, the ratio of earnings to fixed charges for the nine months ended August 31, 2004 and August 31, 2003 and the years ended November 30, 2003, 2002, 2001, 2000 and 1999 would have been 4.55x, 4.09x, 4.81x, 4.82x, 3.27x, 2.96x and 2.84x, respectively.

The amount of earnings we used in the calculation of the ratio of earnings to fixed charges for the year ended November 30, 1999 reflects an $18.2 million pretax secondary market trading loss we recorded in the third quarter of fiscal 1999. If we excluded the secondary market trading loss, the ratio of earnings to fixed charges would have been 3.08x for the year ended November 30, 1999. If we excluded the secondary market trading loss but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges would have been 2.99x for the year ended November 30, 1999.

The amount of earnings used in the calculation of the ratio of earnings to fixed charges for the year ended November 30, 2000 includes a $39.6 million gain on the issuance in France of common stock by Kaufman & Broad S.A., a majority owned subsidiary, recorded in the first quarter of fiscal 2000. We sometimes refer to this stock issuance as the “French IPO”. If the French IPO gain were excluded, the ratio of earnings to fixed charges would have been 2.71x for the year ended November 30, 2000. If we excluded the French IPO gain but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges would have been 2.68x for the year ended November 30, 2000.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      We issued the restricted notes on June 30, 2004 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the restricted notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

      In connection with the sale of the restricted notes, we entered into a registration rights agreement, which requires us to:

•	file a registration statement providing for the exchange offer with the SEC on or prior to the 90th day after the date that the restricted notes were first issued;

•	use our reasonable best efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than the 180th day after the date the restricted notes were first issued; and

•	use our reasonable best efforts to consummate the exchange offer no later than the 45th day after the date the registration statement is declared effective.

      We are making the exchange offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange

      We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $350 million in aggregate principal amount of our 6 3/8% Senior Notes due 2011 that have been registered under the Securities Act for a like principal amount of our outstanding unregistered 6 3/8% Senior Notes due 2011. The terms of the notes are identical in all material respects to the terms of the restricted notes, except that:

•	the notes will have been registered under the Securities Act of 1933, will not contain transfer restrictions, and will not bear legends restricting their transfer; and

•	the notes will not contain terms providing for the payment of additional interest due to a default in the performance of certain of our obligations under the registration rights agreement and will not be entitled to registration rights under the registration rights agreement.

      For additional information, see the section “Description of Notes” in this prospectus.

      The exchange offer is not conditioned upon the tender of any minimum principal amount of restricted notes.

      Tendering holders of the restricted notes will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of the restricted notes in the exchange offer, except as specified in the instructions in the letter of transmittal.

Expiration Date; Extension; Termination; Amendment

      The exchange offer will expire at 5:00 p.m., New York City time, on November      , 2004, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open. The time and date, as it may be extended, is referred to herein as the “expiration date.” The expiration date will be at least 20 business days after the commencement of the exchange offer. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any restricted notes. We will extend the expiration date by giving oral or written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all restricted notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

      We expressly reserve the right to:

•	extend the exchange offer from time to time;

•	terminate or amend the exchange offer and not to accept for exchange any restricted notes not previously accepted for exchange upon the occurrence of any of the events specified in this section under the subheading “Certain Conditions to the Exchange Offer”; and

•	amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the restricted notes, whether before or after any tender of the restricted notes.

      If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give oral or written notice to the holders of the restricted notes as promptly as practicable.

      For purposes of the exchange offer, a “business day” means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the notes for the restricted notes promptly following the expiration date.

Procedures for Tendering Restricted Notes

      Our acceptance of restricted notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

      A holder of restricted notes may tender the restricted notes by:

•	complying with the procedure for book-entry transfer described below or properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•	delivering all of the above to the exchange agent at its address set forth below at or prior to 5:00 p.m., New York City time on the expiration date; or

•	complying with the guaranteed delivery procedures described below.

The method of delivery of letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery. Holders should not send letters of transmittal to us.

      The signature on the letter of transmittal need not be guaranteed if:

•	tendered restricted notes are registered in the name of the signer of the letter of transmittal;

•	the notes to be issued in exchange for the restricted notes are to be issued in the name of the registered holder of the restricted notes; and

•	any untendered restricted notes are to be reissued in the name of the registered holder of the restricted notes.

      In any other case, the letter of transmittal must be:

•	accompanied by written instruments of transfer in form satisfactory to us;

•	duly executed by the registered holder of the restricted notes; and

•	the signature on the instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each, an “eligible institution”) that is a member of a recognized signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act.

      If the notes and/or restricted notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the restricted notes, the signature in the letter of transmittal must be guaranteed by an eligible institution. If any untendered restricted notes are to be reissued in the name of a person other than the registered holder of those restricted notes, then such holder must comply with the transfer restrictions applicable to the restricted notes set forth in the Indenture.

      The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the restricted notes at The Depository Trust Company (the “book-entry transfer facility”) for the purpose of facilitating the exchange offer. We refer to The Depository Trust Company in this prospectus as “DTC.” Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of restricted notes by causing the book-entry transfer facility to transfer the restricted notes into the exchange agent’s account with respect to the restricted notes in accordance with the book-entry transfer facility’s procedures for the transfer. Although delivery of restricted notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message (as defined below), must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

      The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as “ATOP.” Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer restricted notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message.

      The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	is received by the exchange agent and forms part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering restricted notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

      If a holder desires to accept the exchange offer and time will not permit a letter of transmittal to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission from an eligible institution setting forth:

•	the name and address of the tendering holder;

•	the names in which the restricted notes are registered; and

•	a statement that the tender is being made thereby and guaranteeing that within three business days after the expiration date a confirmation of book-entry transfer of such restricted notes into the exchange agent’s account at the book-entry transfer facility and an agent’s message or a properly completed and duly executed letter of transmittal and any other required documents will be delivered to the exchange agent.

      Unless restricted notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

•	a properly transmitted agent’s message or the tendering holder’s properly completed and duly signed letter of transmittal, in each case together with a confirmation of book-entry transfer of the restricted notes into the exchange agent’s account at the book-entry transfer facility and any other required documentation, is received by the exchange agent; or

•	a letter, telegram or facsimile transmission to the effect described in the preceding paragraph from an eligible institution is received by the exchange agent.

      Issuances of notes in exchange for restricted notes tendered pursuant to a letter, telegram or facsimile transmission to the effect described in the second preceding paragraph by an eligible institution will be made only against receipt by the exchange agent of an agent’s message or a properly completed and duly signed letter of transmittal and any other required documents, together with confirmation of book-entry transfer of such restricted notes into the exchange agent’s account at the book-entry transfer facility.

      All questions as to the validity, form, eligibility, including time of receipt, and acceptance of restricted notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any restricted notes not properly tendered or not to accept any restricted notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any restricted notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender restricted notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of restricted notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of restricted notes for exchange, nor will any of us incur any liability for failure to give such notification.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of restricted notes, the letter of transmittal must be accompanied by appropriate powers of attorney signed exactly in the name or names of the registered holder or holders of the restricted notes.

      If the letter of transmittal or any powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

      By tendering, you will represent to us that:

•	any notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes;

•	you are not an affiliate (within the meaning of Rule 405 under the Securities Act) of us or any of the guarantors;

•	you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the notes;

•	if you are a broker-dealer, you will receive the notes in exchange for restricted notes that were acquired for your own account as a result of market-making activities or other trading activities;

•	if you are a broker-dealer, you did not purchase the restricted notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or Regulation S under the Securities Act or any other available exemption from registration under the Securities Act; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

      Each participating broker-dealer that receives notes in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. By so acknowledging and delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Terms and Conditions of the Letter of Transmittal

      The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

      The party tendering restricted notes for exchange sells, assigns and transfers the restricted notes to us and irrevocably constitutes and appoints the exchange agent as the party’s agent and attorney-in-fact to cause the restricted notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the “transferor.” The transferor represents and warrants that the transferor has full power and authority to tender, exchange, assign and transfer the restricted notes and to acquire notes issuable upon the exchange of the tendered restricted notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered restricted notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that the transferor will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to transfer ownership of the restricted notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered restricted notes by us and the issuance of notes in exchange for restricted notes will constitute performance in full by us of certain of our obligations under the registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

Withdrawal Rights

      Tenders of restricted notes may be withdrawn at any time before 5:00 p.m. New York City time, on the expiration date.

      For a withdrawal to be effective, a written notice of withdrawal sent by facsimile transmission or letter must be received by the exchange agent at the address set forth in this prospectus before 5:00 p.m. New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the restricted notes to be withdrawn;

•	identify the restricted notes to be withdrawn, including the principal amount of such restricted notes;

•	include a statement that the holder is withdrawing the holder’s election to have the restricted notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the restricted notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the restricted notes into the name of the person withdrawing the tender; and

•	specify the name in which any such restricted notes are to be registered, if different from that of the person who tendered the restricted notes (in which case the signature of the holder must be guaranteed by an eligible institution).

      The exchange agent will return the properly withdrawn restricted notes promptly following receipt of the notice of withdrawal. If restricted notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn restricted notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

      Any restricted notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any restricted notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of restricted notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the restricted notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the restricted notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn restricted notes may be retendered by following one of the procedures described in this section under the subheading “Procedures for Tendering Restricted Notes” at any time before the expiration date.

Acceptance of Restricted Notes for Exchange; Delivery of Notes

      Upon satisfaction of all of the conditions to the exchange offer, we will accept, on the expiration date, all restricted notes properly tendered and not validly withdrawn and will issue or cause to be issued the notes promptly after such acceptance. See the discussion in this section under the subheading “Certain Conditions to the Exchange Offer” for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered restricted notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

      For each restricted note accepted for exchange, the holder of the restricted note will receive a note having a principal amount equal to that of the surrendered restricted note.

      In all cases, issuance of notes for restricted notes that are accepted for exchange pursuant to the exchange offer will be made only after:

•	a timely book-entry confirmation of the transfer of the restricted notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal, or a properly transmitted agent’s message; and

•	timely receipt by the exchange agent of all other required documents.

      If any tendered restricted notes are not accepted for any reason described in the terms and conditions of the exchange offer or if restricted notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged restricted notes will be returned without expense to the tendering holder of the restricted notes. In the case of restricted notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged restricted notes will be credited to an account maintained with the book-entry transfer facility. In either case, the restricted notes will be returned as promptly as practicable after the expiration of the exchange offer.

Certain Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue notes in exchange for, any restricted notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if, at any time before the acceptance of the restricted notes for exchange or the exchange of the notes for such restricted notes, in our reasonable judgment any of the following conditions exist:

•	any action or proceeding has been instituted in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to prevent us and the guarantors from proceeding with or consummating the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

      Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner which, in our good faith judgment, is advantageous to holders of the restricted notes.

      The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

      The exchange offer is not conditioned upon any minimum principal amount of restricted notes being tendered.

Exchange Agent

      SunTrust Bank has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

By Hand, Courier or	Facsimile Transactions:
Registered or Certified Mail:	(Eligible Institutions Only)

SunTrust Bank 25 Park Place, N.E 24th Floor Atlanta, Georgia 30303-2900 Attn: Muriel Shaw	(404)588-7335

      You should direct questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent at the address and telephone number set forth in the letter of transmittal.

      Delivery to an address other than as set forth on the letter of transmittal, or transmissions of instructions via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the restricted notes and in handling or forwarding tenders for their customers.

      No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained or incorporated or deemed to be incorporated by reference in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, creates any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus or in the documents incorporated or deemed to be incorporated by reference in this prospectus. The exchange offer is not being made to, and tenders will not be accepted from or on behalf of, holders of restricted notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of restricted notes in the jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of restricted notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

•	notes, or restricted notes that are tendered for exchange in part only or that are not accepted for exchange, are to be issued in the name of any person other than the registered holder of the restricted notes tendered; or

•	tendered restricted notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of restricted notes for notes pursuant to the exchange offer.

      We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting Treatment

      For accounting purposes, we will not recognize gain or loss upon the exchange of the notes for restricted notes.

Consequences of Failure To Exchange

      The restricted notes have not been registered under the Securities Act or any state securities law and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption from those requirements. The transfer of the restricted notes is also subject to other conditions and restrictions set forth in the indenture. If you do not exchange your restricted notes for notes in the exchange offer by properly tendering them, your restricted notes will continue to be subject to these restrictions and the restrictions on transfer described in the legend on your restricted notes. In general, you may only offer or sell the restricted notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. As we do not intend to register the restricted notes under the Securities Act, in the event the exchange offer is completed, holders of restricted notes that have not been exchanged who seek liquidity in their investment would have to rely on exemptions from the registration requirements under the securities laws, including the Securities Act. Consequently, holders of restricted notes who do not participate in the exchange offer could experience significant diminution in the value of their restricted notes, compared to the value of the notes.

      If any restricted notes are tendered and accepted by us in the exchange offer, there may be no trading market for the restricted notes that remain outstanding and the ability of a holder of such restricted notes to sell the restricted notes could be adversely affected. To the extent that restricted notes are tendered and accepted by us in the exchange offer, the principal amount of outstanding restricted notes will decrease, which will likely adversely affect the liquidity of any trading market for the restricted notes that may exist.

      In connection with the offering of the restricted notes, we and the guarantors entered into a registration rights agreement. The registration rights agreement provides, in general and among other things, that if we do not consummate the exchange offer by a specified date, additional interest will be payable on the restricted notes until the exchange offer is consummated. Following completion of the exchange offer, the restricted securities will not be entitled to any additional interest or other rights under the registration rights agreement and will continue to bear interest at the same per annum rate.

      All of the restricted notes and notes will be issued under the same indenture. The restricted notes and the notes together will constitute a single series of debt securities under that indenture. If the exchange offer is consummated, any restricted notes that remain outstanding and the notes will constitute a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for holders of debt securities of any series issued under the indenture to vote or take any other action as a class, the restricted notes and the notes will vote or take that action as a single class.

      Participation in the exchange offer is voluntary, and holders of restricted notes should carefully consider whether to participate. Holders of restricted notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

      We may in the future seek to acquire, subject to the terms of the indenture, untendered restricted notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any restricted notes which are not tendered in the exchange offer.

Resale of Notes

      We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the notes issued pursuant to the exchange offer in exchange for restricted notes will generally be freely transferable by the holders (other than by any holder that is an affiliate (as defined in Rule 405 under the Securities Act) of us or any of the guarantors) after the exchange offer without further registration under the Securities Act, except that participating broker-dealers will be required to deliver a prospectus in connection with any resale or other transfer of notes.

      If you tender in the exchange offer for the purpose of participating in a distribution of the notes, or if you are a broker-dealer who purchased the restricted notes from us for resale pursuant to Rule 144A or Regulation S, you cannot rely on the interpretations by the staff of the SEC stated in these no-action letters. Instead, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer, unless an exemption from these requirements is otherwise available.

      Further, each broker-dealer that receives the notes in exchange for the restricted notes acquired for its own account as a result of market-making activities or other trading activities (a “participating broker-dealer”) must acknowledge in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. The letter of transmittal states that by making this acknowledgment and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We understand that the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the notes, other than a resale of an unsold allotment from the initial offering of the restricted notes, with this prospectus. Under the registration rights agreement, we have agreed that, for a period of 180 days following the expiration date of the exchange offer, participating broker-dealers who notify us will be entitled to use this prospectus in connection with the resale of notes, subject to exceptions, including our right under limited circumstances to suspend the use of this prospectus by participating broker-dealers as described below under “Plan of Distribution,” in which case the 180-day period would be extended by a number of days equal to the period of the suspension. Each such participating broker-dealer will be subject to certain of the civil liability provisions under the Securities Act in connection with resales made pursuant to this prospectus.

DESCRIPTION OF NOTES

      The notes are to be issued under an indenture, dated as of January 28, 2004, as amended and supplemented (as so amended and supplemented, the “Indenture”), entered into by KB Home, the Guarantors (as defined below) and SunTrust Bank, as trustee (the “Trustee”). The following summary of certain provisions of the Indenture, the notes and the guarantees of the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the form of certificate evidencing the notes. Copies of the Indenture and the form of certificate evidencing the notes are available upon request from KB Home and may also be obtained as described under “Incorporation of Certain Documents by Reference.” Certain terms are defined below under “— Certain Definitions;” other capitalized terms used but not defined in the following description of the notes have the respective meanings specified in the Indenture. As used in the following description of the notes, the terms “KB Home,” “we,” “our” and “us” mean KB Home, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

      The Indenture provides that KB Home may issue debt securities (the “debt securities”) thereunder from time to time in one or more series and permits KB Home to establish the terms of each series of debt securities at the time of issuance. The Indenture does not limit the aggregate amount of debt securities that may be issued by KB Home thereunder.

      The notes, if issued, and the restricted notes will constitute a separate series of debt securities under the Indenture, initially limited to $350 million aggregate principal amount. Under the Indenture, KB Home may, without the consent of the holders of the notes, “reopen” the series and issue additional notes and restricted notes from time to time in the future. The notes offered by this prospectus, if issued, the restricted notes and any additional notes or restricted notes we may issue in the future upon such a reopening will constitute a single series of debt securities under the Indenture. This means that, in circumstances where the Indenture provides for the holders of debt securities of any series to vote or take any action, the notes, if issued, the restricted notes and any additional notes or restricted notes that we may issue by reopening the series will vote or take that action as a single class.

      The notes will mature on August 15, 2011. The notes will bear interest from the last interest payment date on which interest was paid on the restricted notes or, if no interest was paid on the restricted notes, from the date of issuance of the restricted notes, which was June 30, 2004, at the rate of 6 3/8% per annum, payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2005, to the persons in whose names the notes are registered, subject to certain exceptions as provided in the Indenture, at the close of business on February 1 or August 1, as the case may be, immediately preceding such February 15 or August 15. Holders whose restricted notes are accepted for exchange will be deemed to have waived the right to receive any accrued interest on the restricted notes; provided, that if the expiration date of the exchange offer falls after a record date for the payment of interest on the restricted notes but on or before the applicable interest payment date, the interest payable on such interest payment date shall be payable to the persons who were the record holders of the restricted notes as of such record date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      The notes will be unsecured and unsubordinated obligations of KB Home. See “— Ranking; Holding Company Structure” below. The notes will initially have the benefit of guarantees (each a “Guarantee” and, collectively, the “Guarantees”) from the Guarantors, as described below under “— Guarantees.” Each guarantee will be the unsecured and unsubordinated obligation of the related Guarantor. See “— Ranking; Holding Company Structure.”

      The notes will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by KB Home at the option of the holders. See “— Certain Covenants” below. The notes will be subject to redemption at the option of KB Home as described below under “— Optional Redemption.”

      The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

      The notes will be represented by global notes (as defined below) in book-entry form. Holders of interests in global notes will not be entitled to receive notes in definitive certificated form registered in their names except in the limited circumstanced described below. See “— Book Entry; Delivery and Form.”

      The principal of and premium, if any, and interest on the notes will be payable and notes may be surrendered for registration of transfer or exchange, at the office or agency maintained by KB Home for that purpose in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at the option of KB Home by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes registered in the name of The Depository Trust Company, as depository (the “Depository”), or its nominee, will be made by wire transfer. The office or agency initially maintained by KB Home for the foregoing purposes shall be the office of the Trustee in New York City designated for such purpose. No service charge shall be made for any registration of transfer or exchange of notes, but KB Home may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      If any interest payment date, redemption date or maturity date of any of the notes is not a Business Day at any Place of Payment, then payment of principal, premium, if any, and interest need not be made at such Place of Payment on such date but may be made on the next succeeding Business Day at such Place of Payment, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

      KB Home will not be required to:

•	issue, register the transfer of or exchange notes during the period beginning at the opening of business 15 days before any selection of notes to be redeemed and ending at the close of business on the day of that selection; or

•	register the transfer of or exchange any notes, or portion thereof, called for redemption, except the unredeemed portion of any notes being redeemed in part.

Ranking; Holding Company Structure

      The notes will initially be guaranteed by certain subsidiaries of KB Home. However, a substantial portion of KB Home’s assets is held by subsidiaries that are not Guarantors of the notes, which we refer to as the “Non-Guarantor Subsidiaries.” For example, during the fiscal quarter ended August 31, 2004, the Non-Guarantor Subsidiaries generated approximately 34% of our consolidated net revenues, approximately 11% of our consolidated operating income and approximately 11% of our consolidated net income and, at August 31, 2004, the Non-Guarantor Subsidiaries held approximately 36% of our consolidated assets. Likewise, for the fiscal year ended November 30, 2003, the Non-Guarantor Subsidiaries generated approximately 31% of our consolidated net revenues, approximately 24% of our consolidated operating income and approximately 17% of our consolidated net income and, at November 30, 2003, the Non-Guarantor Subsidiaries held approximately 38% of our consolidated assets. For further information, you should review note 16 to our consolidated financial statements appearing in our most recent Annual Report on Form 10-K, which includes condensed consolidating financial statements that separately present the results of operations and financial condition of the Guarantors and Non-Guarantor Subsidiaries.

      We are a holding company and we conduct our operations through consolidated and unconsolidated subsidiaries. We derive substantially all of our revenues from our subsidiaries and all of our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and the Non-Guarantor Subsidiaries have no obligation to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans, or other distributions from our subsidiaries to us may be subject to contractual and other restrictions, are dependent upon results of operations of our subsidiaries, and may be subject to tax or other laws limiting our ability to repatriate funds from foreign subsidiaries, and are subject to other business considerations.

      Because of our holding company structure, the notes will be effectively subordinated to all existing and future liabilities of our Non-Guarantor Subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any Non-Guarantor Subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of that subsidiary’s creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. However, even if we are a creditor of one of our Non-Guarantor Subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that held by us. As of August 31, 2004, our Non-Guarantor Subsidiaries had approximately $933.6 million of liabilities outstanding, excluding collateralized mortgage obligations of approximately $5.1 million and intercompany liabilities, to which the notes would be structurally subordinated.

      The notes will also be effectively subordinated to our secured indebtedness and the secured indebtedness of the Guarantors of the notes, which indebtedness is currently comprised principally of indebtedness secured by purchase money mortgages on real property, the aggregate principal amount of which indebtedness was approximately $40.5 million at August 31, 2004.

      Each of the initial Guarantors of the notes offered hereby also guarantees, on an unsecured senior basis, our $1.0 billion domestic revolving credit facility, the restricted notes and our outstanding 5 3/4% Senior Notes due 2014 and 7 3/4% Senior Notes due 2004 and, on an unsecured senior subordinated basis, our outstanding senior subordinated notes. Each Guarantor’s Guarantee of the notes offered hereby will rank equally in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of that Guarantor, including its guarantees of our borrowings and other obligations under our $1.0 billion domestic revolving credit facility, the restricted notes and our 5 3/4% Senior Notes due 2014 and 7 3/4% Senior Notes due 2004, and senior in right of payment to its guarantees of our senior subordinated notes. At August 31, 2004, we had $281.0 million aggregate principal amount of borrowings and $135.4 million of letters of credit outstanding under our $1.0 billion domestic revolving credit facility, $350.0 million of restricted notes outstanding, $250.0 million of 5 3/4% Senior Notes due 2014 and $175.0 million of 7 3/4% Senior Notes due 2004 outstanding and $750.0 million of senior subordinated notes outstanding. Your right to payment under the Guarantees of the notes offered hereby will be effectively subordinated to the secured indebtedness of the Guarantors of the notes, as described above.

      The Indenture that will govern the notes does not contain any limitation on the amount of liabilities, including indebtedness and guarantees, that we and our subsidiaries may incur in the future.

Guarantees

      The Indenture provides that payment of principal of, premium, if any, and interest on the debt securities, including the notes, will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Guarantors. Each Guarantee will be an unsecured senior obligation of the Guarantor, ranking equal in right of payment with all of such Guarantor’s existing and future unsecured and unsubordinated indebtedness and guarantees. Each initial Guarantor has guaranteed the restricted notes, our outstanding 5 3/4% Senior Notes due 2014 and 7 3/4% Senior Notes due 2004, our borrowings and other obligations under our $1.0 billion domestic revolving credit facility and our outstanding senior subordinated notes. See “— Ranking; Holding Company Structure” above.

      The Indenture provides that the obligations of each Guarantor under its Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding this limitation, a court would not find that a Guarantee violated applicable fraudulent conveyance, fraudulent transfer or other similar laws. See “Risk Factors — Risk Factors Relating to the Notes Offered by this Prospectus — Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors.”

      Release of Guarantors. The Indenture provides that, for so long as KB Home is a party to or otherwise bound by the terms of the Credit Facility or any Substitute Credit Facility, if a Guarantor is released from all of its guarantees under or pursuant to the Credit Facility and all Substitute Credit Facilities, such Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under the Indenture and its Guarantee without any further action required on the part of KB Home, the other Guarantors, the Trustee or any holder of debt securities, provided that all guarantees by such Guarantor of any other Indebtedness of KB Home and any of its Subsidiaries are terminated at or prior to the time of such release. The Indenture also provides that, for so long as KB Home is not a party to or bound by the terms of the Credit Facility or any Substitute Credit Facility, if a Guarantor shall cease to be a Domestic Significant Subsidiary, such Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under the Indenture and its Guarantee without any further action required on the part of KB Home, the other Guarantors, the Trustee or any holder of debt securities, provided that all guarantees by such Guarantor of any other Indebtedness of KB Home and any of its Subsidiaries are terminated at or prior to the time of such release. See “Risk Factors — Risk Factors Relating to the Notes Offered by this Prospectus — The guarantors may be released from their guarantees of the notes under certain circumstances.”

      Additional Guarantors. The Indenture provides that, for so long as KB Home is a party to or bound by the terms of the Credit Facility or any Substitute Credit Facility, if any Subsidiary of KB Home that is not then a Guarantor guarantees any indebtedness or other obligations of KB Home under the Credit Facility or any Substitute Credit Facility, then, contemporaneously with or prior to the effectiveness of such guarantee, KB Home shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary becomes a Guarantor under the Indenture. The Indenture also provides that, for so long as KB Home is not a party to or bound by the terms of the Credit Facility or any Substitute Credit Facility, if any Subsidiary of KB Home that is not a Guarantor either (a) is or becomes a Domestic Significant Subsidiary or (b) guarantees any Subject Notes, then KB Home shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary becomes a Guarantor under the Indenture.

      The Indenture provides that, anything therein to the contrary notwithstanding, KB Home will not cause or permit any of its Subsidiaries to guarantee any of the Subject Notes unless such Subsidiary is either a Guarantor of the debt securities under the Indenture or, contemporaneously with or prior to the effectiveness of such Subsidiary’s guarantee of such Subject Notes, such Subsidiary enters into a supplemental indenture pursuant to which such Subsidiary becomes a Guarantor under the Indenture.

      As used in the three preceding paragraphs, the term “guarantee” (but not the term “Guarantee”) means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person including, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay principal of or interest on (or advance or supply funds or pledge assets for the purchase or payment of or payment of interest on) Indebtedness of such other Person (whether by agreement to provide additional capital or to maintain financial condition or other similar agreement), and such term, when used as a verb in any of the three preceding paragraphs, shall have a correlative meaning.

Optional Redemption

      The notes will be redeemable, in whole or from time to time in part, at KB Home’s option on any date (each, a “Redemption Date”) at a redemption price equal to the greater of:

(a) 100% of the principal amount of the notes to be redeemed, and

(b) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 30 basis points, plus, in the case of both clause (a) and (b) above, accrued and unpaid interest on the principal amount of the notes being redeemed to such Redemption Date. Notwithstanding the foregoing, installments of interest on notes whose stated maturity is on or prior to the relevant Redemption Date will be payable to the holders of such notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Date according to their terms and the provisions of the Indenture.

      “Treasury Rate” means, with respect to any Redemption Date for the notes:

(a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

(b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Treasury Rate shall be calculated on the third Business Day preceding the applicable Redemption Date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” below, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

      “Comparable Treasury Issue” means, with respect to any Redemption Date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

      “Independent Investment Banker” means, with respect to any Redemption Date for the notes, Banc of America Securities LLC and its successors or, if such firm or any successor to such firm, as the case may be, is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with KB Home.

      “Comparable Treasury Price” means, with respect to any Redemption Date for the notes:

(a) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

(b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer” means Banc of America Securities LLC and its successors (provided, however, that if such firm or any such successor, as the case may be, shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Trustee, after consultation with KB Home, will substitute therefor another Primary Treasury Dealer) and three other Primary Treasury Dealers selected by the Trustee after consultation with KB Home.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the notes, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

      “Final Maturity Date” means August 15, 2011.

      The foregoing redemption provisions also apply to the restricted notes.

      Notice of any redemption by KB Home will be mailed at least 30 days but not more than 60 days before any Redemption Date to each holder of notes to be redeemed. If less than all the notes and restricted notes are to be redeemed at the option of KB Home, the Trustee will select, in such manner as it deems fair and appropriate, the notes and restricted notes (or portions thereof) to be redeemed. Unless KB Home defaults in payment of the redemption price (including, without limitation, interest, if any, accrued to the applicable Redemption Date), on and after any Redemption Date interest will cease to accrue on the notes and restricted notes or portions thereof called for redemption on such Redemption Date.

Certain Covenants

      The Indenture does not limit the amount of unsecured indebtedness or the amount of lease obligations (other than lease obligations under certain sale and leaseback transactions) or other liabilities that may be incurred by KB Home and its “Restricted Subsidiaries” (as defined below), nor does the Indenture limit the amount of indebtedness, whether secured or unsecured, or the amount of lease obligations or other liabilities that may be incurred by subsidiaries of KB Home which are not, or by entities in which KB Home has an ownership interest but which do not constitute, Restricted Subsidiaries. Neither KB Home nor any of its subsidiaries is restricted under the Indenture from paying dividends or issuing or repurchasing securities. In addition, the Indenture does not contain any provision that would permit holders of debt securities, including the notes, to require KB Home to repurchase those debt securities in the event of a change in control of KB Home or otherwise, nor does it contain provisions intended to protect investors in the event of a recapitalization, highly leveraged transaction or other similar transaction affecting KB Home. See “Risk Factors — Risk Factors Relating to the Notes Offered by this Prospectus — Upon the occurrence of a change in control, holders of a substantial amount of our other indebtedness may have the right to require us to repurchase or repay that indebtedness, while the holders of the notes offered hereby will have no similar rights.” As described below, the Indenture contains a covenant that will limit the ability of KB Home and its Restricted Subsidiaries to incur Secured Debt, and a covenant that will limit the ability of KB Home or any Restricted Subsidiary to enter into certain Sale and Leaseback Transactions. However, these covenants are subject to a number of important exceptions and limitations and you should carefully review the information with respect to these covenants and the related definitions appearing below.

      The Indenture contains, among others, the following covenants:

Restrictions on Secured Debt

      The Indenture provides that KB Home will not, and will not cause or permit any Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the debt securities are secured equally and ratably with (or prior to) such Secured Debt; provided that this restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(1) Security Interests on (a) model homes, (b) homes held for sale, (c) homes that are under contract for sale, (d) contracts for the sale of homes, (e) land (improved or unimproved), (f) manufacturing plants, (g) warehouses or (h) office buildings, and fixtures and equipment located thereat or thereon;

(2) Security Interests on property at the time of its acquisition by KB Home or a Restricted Subsidiary which Security Interests secure obligations assumed by KB Home or a Restricted Subsidiary in connection with the acquisition of such property or on the property of a corporation or other entity at the time it is merged into or consolidated with KB Home or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or consolidation or where the Security Interest attaches to or affects any property owned by KB Home or a Restricted Subsidiary prior to such transaction);

(3) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by KB Home or a Restricted Subsidiary;

(4) Security Interests incurred by KB Home or a Restricted Subsidiary in connection with pollution control, industrial revenue, water, sewage or any similar financing;

(5) Security Interests securing Indebtedness of a Restricted Subsidiary owing to KB Home or a Restricted Subsidiary that is wholly owned (directly or indirectly) by KB Home and Security Interests securing KB Home’s Indebtedness owing to a Guarantor; and

(6) Security Interests for the sole purpose of extending, renewing or replacing in whole or in part Secured Debt referred to in the foregoing clauses (1) to (5), inclusive, or in this clause (6); provided, however, that the Secured Debt excluded pursuant to this clause (6) shall be excluded only in an amount not to exceed the principal amount of the Secured Debt being extended, renewed, or replaced at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the assets subject to the Security Interest so extended, renewed or replaced (plus refurbishment of or improvements thereon or thereto).

      In addition, KB Home and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the debt securities, if immediately thereafter the sum of (a) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) above and any Secured Debt in relation to which the debt securities have been secured equally and ratably (or prior to)) and (b) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1), (2) and (3) of the first sentence, or meeting the requirements set forth in the second sentence, under “— Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets as of such date.

      As of August 31, 2004, a substantial portion of the book value of the assets of KB Home and its Restricted Subsidiaries could have been pledged to secure Indebtedness without complying with the foregoing covenant. Among other things, this covenant allows KB Home and its Restricted Subsidiaries to incur Indebtedness secured by homes held for sale, homes that are under contract for sale, contracts for the sale of homes and both improved and unimproved land, which in the past have typically represented a substantial portion of the book value of KB Home’s consolidated assets. Accordingly, investors should be aware that this covenant allows KB Home and its Restricted Subsidiaries to incur substantial amounts of Secured Debt without being required to secure the debt securities.

      The provisions described above with respect to limitations on Secured Debt are also not applicable to certain types of Non-Recourse Indebtedness by virtue of the definition of Secured Debt, and will not restrict or limit KB Home’s or its Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured

Indebtedness, or the ability of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

Restrictions on Sale and Leaseback Transactions

      The Indenture provides that KB Home will not, and will not cause or permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction after the date of the Indenture, unless:

(1) notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(2) fair value is received by KB Home or the relevant Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of the Board of Directors delivered to the Trustee); and

(3) KB Home or such Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies, or enters into a definitive agreement to apply within such 365-day period, an amount equal to the net proceeds therefrom either:

•	to the redemption, repayment or retirement of (a) any debt securities outstanding under the Indenture, (b) any indebtedness of KB Home that is for borrowed money or is evidenced by a bond, note, debenture or similar instrument (other than a trade payable or a current liability arising in the ordinary course of business) and which indebtedness ranks equally in right of payment with the debt securities issued under the Indenture, or (c) any indebtedness of any Guarantor that is for borrowed money or is evidenced by a bond, note, debenture or similar instrument (other than a trade payable or a current liability arising in the ordinary course of business) and which indebtedness ranks equally in right of payment with the Guarantee of such Guarantor, and/or

•	to the purchase by KB Home or any Restricted Subsidiary of property used in its respective trade or business.

      This provision will not apply to a Sale and Leaseback Transaction if, at the time such Sale and Leaseback Transaction is entered into, the term of the related lease to KB Home or the applicable Restricted Subsidiary of the property being sold pursuant to such transaction is three years or less. In addition, KB Home and its Restricted Subsidiaries may, without complying with the above restrictions, enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (a) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) of the first paragraph under “— Restrictions on Secured Debt” above and any Secured Debt in relation to which the debt securities have been secured equally and ratably (or prior to)) and (b) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1), (2) and (3) of the first sentence, or meeting the requirements set forth in the second sentence, under this caption “— Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets as of such date.

Certain Definitions

      “Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest rate per annum of the outstanding debt securities of all series outstanding under the Indenture at the date of determination, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

      “Board of Directors” means the board of directors of KB Home or any committee of that board duly authorized to act generally or in any particular respect for KB Home under the Indenture.

      “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) in or of such Person, including, without limitation, common stock, preferred stock, limited liability company interests and partnership and joint venture interests.

      “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

      “Common Stock” of any Person means all Capital Stock of the Person that is generally entitled to (1) vote in the election of directors of the Person or (2) if the Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of the Person.

      “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of KB Home and its Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2) investments in Subsidiaries that are not Restricted Subsidiaries; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

      “Credit Facility” means that certain Revolving Loan Agreement, dated as of October 24, 2003, between KB Home, the banks party thereto and Bank of America, N.A., as Administrative Agent, Bank One, NA, as Syndication Agent, Fleet National Bank, Credit Lyonnais New York Branch, Wachovia Bank, National Association, KeyBank National Association and SunTrust Bank, as Documentation Agents, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, as the same may be amended, supplemented or modified from time to time and including any increase in the amount of credit available thereunder.

      “Domestic Significant Subsidiary” means, as of any date of determination, a Significant Subsidiary (1) that is organized under the laws of the United States of America or any state thereof or the District of Columbia and (2) the majority of the assets of which (as reflected on a balance sheet of such Subsidiary prepared in accordance with GAAP) is located in the United States of America.

      “Financial Services Subsidiary” means KB Home Mortgage Company, an Illinois corporation, and any other Subsidiary of KB Home engaged in mortgage banking (including mortgage origination, loan servicing, mortgage brokerage and title and escrow businesses), master servicing and related activities, including, without limitation, a Subsidiary which facilitates the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage-backed bonds and other related activities.

      “GAAP” and “generally accepted accounting principles” mean, unless otherwise specified with respect to any series of debt securities issued under the Indenture, such accounting principles as are generally accepted in the United States of America as of the date or time of any computation required thereunder.

      “Guarantors” means (i) KB HOME Phoenix Inc., an Arizona corporation; KB HOME Coastal Inc., a California corporation; KB HOME North Bay Inc., a California corporation; KB HOME South Bay Inc., a California corporation; KB HOME Greater Los Angeles Inc., a California corporation; KB HOME Colorado Inc., a Colorado corporation; KB HOME Nevada Inc., a Nevada corporation; and KB HOME Lone Star LP, a Texas limited partnership, and (ii) any Person that becomes a guarantor of debt securities under the Indenture pursuant to the provisions described above under “— Guarantees — Additional Guarantors,” or otherwise enters into a supplemental indenture pursuant to which such Person becomes a guarantor of debt securities under the Indenture, but excluding in each case any Person whose Guarantee has been released pursuant to the provisions described above under “— Guarantees — Release of Guarantors.”

      “Indebtedness” means, without duplication, with respect to any Person,

(1) any liability of such Person (A) for borrowed money, or (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (C) for the payment of money relating to a Capitalized Lease Obligation, or (D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(2) any liability of others described in the preceding clause (1) that such Person has guaranteed or that is otherwise its legal liability;

(3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

(4) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (1), (2) and (3) above.

      “Non-Recourse Indebtedness” means Indebtedness secured by a Security Interest in or on property to the extent that the liability for such Indebtedness (and any premium, if any, and interest thereon) is limited to the security of such property without liability on the part of KB Home or any of its Subsidiaries for any deficiency, including liability by reason of any agreement by KB Home or any of its Subsidiaries to provide additional capital or maintain the financial condition of or otherwise support the credit of the Person incurring such Indebtedness, but provided that obligations or liabilities of KB Home or its Subsidiaries solely for indemnities, covenants or breaches of warranties, representations or covenants in respect of any Indebtedness will not prevent such Indebtedness from being classified as Non-Recourse Indebtedness.

      “Person” means any individual, Corporation, joint venture, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof. As used in the immediately preceding sentence, the term “Corporation” means corporations, partnerships, associations, limited liability companies and other companies, and business trusts.

      “Redeemable Capital Stock” means any Capital Stock of any Person that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is required or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the debt securities of any series outstanding under the Indenture, or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

      “Restricted Subsidiary” means any Subsidiary of KB Home which is not a Financial Services Subsidiary.

      “Sale and Leaseback Transaction” means a sale or transfer made by KB Home or a Restricted Subsidiary (except a sale or transfer made to KB Home or another Restricted Subsidiary) of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) another property or group of properties (not including model homes) whose book value exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, in each case if such sale or transfer is made with the agreement, commitment or intention of leasing such property to KB Home or a Restricted Subsidiary.

      “Secured Debt” means any Indebtedness which is secured by (i) a Security Interest in or on any property of KB Home or any property of any Restricted Subsidiary or (ii) a Security Interest in or on shares of stock owned directly or indirectly by KB Home or a Restricted Subsidiary in a corporation or in or on equity interests owned by KB Home or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in or on the rights of KB Home or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which KB Home or a Restricted Subsidiary has an equity interest; provided that “Secured Debt” shall not include Non-Recourse Indebtedness that is secured exclusively by “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with GAAP. The securing in the foregoing manner of any Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

      “Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest.

      “Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation S-X was in effect on June 1, 1996).

      “Subject Notes” means, with respect to any series of debt securities issued under the Indenture, (1) debt securities of any other series issued under the Indenture and (2) KB Home’s 7 3/4% Senior Notes due October 15, 2004, 8 5/8% Senior Subordinated Notes due 2008, 7 3/4% Senior Subordinated Notes due 2010 and 9 1/2% Senior Subordinated Notes due 2011, or any of the foregoing.

      “Subsidiary” means any (1) corporation the majority of the Common Stock of which is owned, directly or indirectly, by KB Home or one or more of its Subsidiaries and (2) entity other than a corporation the majority of the Common Stock of which is owned, directly or indirectly, by KB Home or one or more of its Subsidiaries.

      “Substitute Credit Facility” means any credit facility (as the same may be amended, supplemented or modified from time to time) of KB Home which is created subsequent to December 18, 2003 and which replaces all or part of the Credit Facility or a Substitute Credit Facility (and which may provide for an increase in the amount of credit available thereunder), so long as KB Home is a borrower under such Substitute Credit Facility.

Events of Default

      An Event of Default with respect to the debt securities of any series is defined in the Indenture as being:

(1) default in payment of any interest on any of the debt securities of that series when due and continuance of such default for a period of 30 days;

(2) default in payment of any principal of, or premium, if any, on any of the debt securities of that series when due (whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise and whether payable in cash or in shares of KB Home’s common stock or other securities or property);

(3) default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any of the debt securities of that series;

(4) default by KB Home or any Guarantor in the performance of, or breach of, any other covenant or warranty in the Indenture or in any debt security of that series (other than a covenant or warranty included in the Indenture solely for the benefit of a series of debt securities other than that series) and continuance of that default or breach for a period of 60 days after notice to KB Home by the Trustee or to KB Home and the Trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

(5) a default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-

Recourse Indebtedness) of KB Home or any Significant Subsidiary, whether such Indebtedness existed on the date of the Indenture or shall be created thereafter, if (a) such default results from the failure to pay any such Indebtedness when due (provided that no such failure to pay Indebtedness when due shall be deemed to have occurred so long as KB Home or such Significant Subsidiary, as the case may be, shall be contesting whether such Indebtedness is due in good faith by appropriate proceedings) or as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity and (b) the sum of (x) the principal amount of such Indebtedness plus (y) the aggregate principal amount of all other such Indebtedness in default for failure to pay any such Indebtedness when due or the maturity of which has been so accelerated, equals $20,000,000 or more, individually, or $40,000,000 or more, in the aggregate, without such Indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after notice to KB Home from the Trustee or the Holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

(6) certain events of bankruptcy, insolvency or reorganization with respect to KB Home or any Significant Subsidiary;

(7) the Guarantee of any Guarantor ceases to be in full force and effect (other than by reason of the release of such Guarantor in accordance with the Indenture) or is declared by a court or governmental authority of competent jurisdiction to be null and void or unenforceable or the Guarantee of any Guarantor is found by a court or governmental authority of competent jurisdiction to be invalid or a Guarantor denies its liability under its Guarantee (other than by reason of the release of such Guarantor in accordance with the terms of the Indenture); or

(8) any other Event of Default established for the debt securities of that series.

      No Event of Default with respect to a series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The Indenture provides that the Trustee may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of such series (except a default in payment of principal, premium, if any, or interest) if the Trustee in good faith determines it is in the interest of the holders to do so.

      If an Event of Default with respect to the debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series, and accrued and unpaid interest, if any, thereon, to be due and payable immediately.

      At any time after the debt securities of any series have been accelerated, but before a judgment or decree based on acceleration has been obtained, the holders of a majority of the aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

      The Indenture provides that, subject to the duty of the Trustee during a default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities of any series unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to the foregoing, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to the debt securities of that series.

      No holder of any debt securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless:

(1) such holder previously has given written notice to the Trustee of a continuing Event of Default with respect to debt securities of that series;

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the Trustee to institute such proceeding as Trustee, and offered to the Trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with such request;

(3) in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the Trustee has failed to institute any such proceeding; and

(4) during such 60-day period, the Trustee has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request.

      Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the Indenture, the holder of any debt security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on such debt security on the respective dates such payments are due and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

      KB Home and the Guarantors are required to furnish to the Trustee annually a statement as to any default in the performance of their respective obligations under the Indenture.

Modification, Waivers and Meetings

      The Indenture contains provisions permitting KB Home, the Guarantors and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the Indenture that is affected by the modification or amendment, to modify or amend any of the provisions of the Indenture (including the Guarantees of the debt securities of such series) or of the debt securities of such series or the rights of the holders of the debt securities of such series under the Indenture, provided that no such modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, on, or any installment of interest, if any, on any debt securities;

•	reduce the principal amount of any debt securities or any premium on any debt securities;

•	reduce the rate of interest on any debt securities;

•	reduce the amount payable on any debt securities upon redemption by KB Home;

•	change any place where, or the currency in which, any debt securities are payable;

•	impair the holder’s right to institute suit to enforce the payment of any debt securities when due;

•	release any Guarantor or its Guarantee otherwise than in accordance with the terms of the Indenture;

•	modify or affect in any manner adverse to the holders the conditions of the obligations of the Guarantors to make due and punctual payment in respect of any debt securities; or

•	reduce the aforesaid percentage of debt securities of any series issued under the Indenture the consent of whose holders is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such debt securities, without in each such case obtaining the consent of the holder of each outstanding debt security issued under the Indenture so affected.

      The Indenture also contains provisions permitting KB Home, the Guarantors and the Trustee, without notice to or the consent of the holders of any debt securities issued thereunder, to modify or amend the Indenture in order to, among other things:

•	add to the Events of Default or the covenants of KB Home or the Guarantors for the benefit of the holders of all or any series of debt securities issued under the Indenture;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to cure any ambiguity or correct or supplement any provision therein which may be defective or inconsistent with other provisions therein or to make any other provisions with respect to matters or questions arising under the Indenture which shall not adversely affect the interests of the holders of any series of debt securities issued thereunder;

•	to provide for the assumption of KB Home’s or a Guarantor’s obligations in the case of a merger, consolidation or sale, lease, assignment, transfer or other conveyance of all or substantially all of its properties and assets;

•	to secure the debt securities or any Guarantees;

•	to add Guarantors, or to evidence the release of any Guarantor in accordance with the provisions of the Indenture;

•	to qualify or maintain the qualification of the Indenture under the Trust Indenture Act of 1939; or

•	to amend or supplement any provision contained in the Indenture, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

      The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive compliance by KB Home and the Guarantors with certain covenants and other provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any debt securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

      The Indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the Trustee and also, upon request, by KB Home or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding debt security affected thereby, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, subject to certain exceptions.

      In determining whether the holders of the requisite principal amount of the outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, any debt security of that series owned by KB Home or any Guarantor or any other obligor on such debt securities or the Guarantees of such debt securities or any Affiliate of KB Home, any Guarantor or such other obligor shall be deemed not to be outstanding.

Discharge, Defeasance and Covenant Defeasance

      Upon the direction of KB Home, the Indenture shall cease to be of further effect with respect to any series of debt securities issued thereunder specified by KB Home (subject to the survival of certain provisions thereof) when:

(1) either (A) all outstanding debt securities of such series have been delivered to the Trustee for cancellation (subject to certain exceptions) or (B) all outstanding debt securities of such series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and KB Home has deposited with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, premium, if any, and interest, if any, to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date thereof, as the case may be,

(2) KB Home has paid all other sums payable under the Indenture with respect to the debt securities of such series, and

(3) certain other conditions are met.

      Subject to meeting the conditions described below, KB Home may elect with respect to any series of debt securities either:

(1) to defease and be discharged from any and all obligations with respect to the debt securities of such series (except for, among other things, the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold money for payment in trust) (“defeasance”), or

(2) to be released from its obligations with respect to the debt securities of such series described above under “— Certain Covenants — Restrictions on Secured Debt” and “— Restrictions on Sale and Leaseback Transactions” and certain other restrictive covenants in the Indenture, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the debt securities of such series (“covenant defeasance”), in either case upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or Government Obligations which through the scheduled payment of principal and interest in accordance with their terms will provide money, in an amount sufficient, in the opinion of a nationally-recognized firm of public accountants, to pay the principal of and any premium and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be. Upon any defeasance (but not covenant defeasance) of the debt securities of any series, the Guarantors will be released from their Guarantees of the debt securities of that series.

      Such defeasance or covenant defeasance shall be effective if, among other things,

(1) it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which KB Home or any of its Subsidiaries is a party or is bound,

(2) in the case of defeasance, KB Home shall have delivered to the Trustee an opinion of independent counsel stating that (A) KB Home has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel shall confirm that, the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred,

(3) in the case of covenant defeasance, KB Home shall have delivered to the Trustee an opinion of independent counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(4) if the cash and Government Obligations deposited are sufficient to pay the outstanding debt securities of such series, provided such debt securities are redeemed on a particular redemption date, KB Home shall have given the Trustee irrevocable instructions to redeem such debt securities on such date.

      It shall also be a condition to the effectiveness of such defeasance or covenant defeasance that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit into trust and, solely in the case of defeasance, no Event of Default described in clause (6) of the first paragraph under “— Events of Default” above shall have occurred and be continuing during the period ending on and including the 91st day after the date of such deposit into trust.

      In the event KB Home effects covenant defeasance with respect to the debt securities of any series, then any failure by KB Home to comply with any covenant as to which there has been covenant defeasance will not constitute an Event of Default with respect to the debt securities of such series. However, if the debt securities of such series are declared due and payable because of the occurrence of any other Event of Default, the amount of monies and/or Government Obligations deposited with the Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such debt securities at the time of any acceleration resulting from such Event of Default. However, KB Home would remain liable to make payment of such amounts due at the time of acceleration.

Consolidation, Merger and Sale of Assets

      The Indenture provides that neither KB Home nor any of the Guarantors will, in any transaction or series of related transactions, consolidate or merge with or into any other Person or sell, lease, assign, transfer or otherwise convey all or substantially all of its properties and assets to any other Person unless:

•	either (1) KB Home or such Guarantor, as the case may be, shall be the continuing Person (in the case of a merger) or (2) the successor Person (if other than KB Home or such Guarantor, as the case may be) formed by or resulting from the consolidation or merger or to which such assets shall have been sold, leased, assigned, transferred or otherwise conveyed (A) is, in the case of a merger, consolidation or other such transaction involving KB Home, a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities outstanding under the Indenture and the due and punctual performance of all of KB Home’s other obligations under the Indenture and the debt securities outstanding thereunder and (B) is, in the case of a merger, consolidation or other such transaction involving a Guarantor, a corporation or other entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (except in the case of a merger of such Guarantor into, or a sale, lease, assignment, transfer or other conveyance of all or substantially all of such Guarantor’s properties and assets to, KB Home) shall expressly assume the obligations of such Guarantor under the Indenture and its Guarantee;

•	immediately after giving effect to such transaction or transactions, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the Indenture, shall have occurred and be continuing; and

•	the Trustee shall have received the officers’ certificate and opinion of counsel called for by the Indenture.

      Upon any consolidation by KB Home or any Guarantor with, or any merger of KB Home or any Guarantor into, any other Person or any sale, assignment, transfer, lease or conveyance of all or substantially all of the properties and assets of KB Home or any Guarantor to any Person in accordance with the provisions of the Indenture described above, the successor Person formed by the consolidation or into which KB Home or such Guarantor, as the case may be, is merged or to which the sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, KB Home or (except in the case of a merger of such Guarantor into, or a sale, lease, assignment, transfer or other conveyance of all or substantially all of such Guarantor’s properties and assets to, KB Home) such Guarantor, as the case may be, and may exercise every right and power of KB Home or (except in the case of a merger of such Guarantor into, or a sale, lease, assignment, transfer or other conveyance of all or substantially all of such Guarantor’s properties and assets to, KB Home) such Guarantor, as the case may be, under the Indenture with the same effect as if such successor Person had been named as KB Home or such Guarantor, as applicable, therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the Indenture and, in the case of a transaction involving KB Home, the debt securities or, in the case of a transaction involving a Guarantor, its Guarantee.

Book-Entry; Delivery and Form

      The notes will be issued in the form of one or more global notes in fully registered form, without interest coupons (each, a “global note”). Each global note will be deposited with, or on behalf of, a custodian for The Depository Trust Company, as depository (the “Depository”), and registered in the name of the Depository or its nominee. Investors may hold their beneficial interests in a global note directly through the Depository if they are participants in the Depository’s book-entry system or indirectly through organizations which are participants in such system.

      Except as set forth below, the global notes may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or its nominee to a successor depository or any nominee of such successor. Beneficial interests in global notes may not be exchanged for notes in definitive certificated form (“certificated notes”) except in the limited circumstances described below.

      All interests in the global notes will be subject to the procedures and requirements of the Depository, which may change from time to time.

Certificated Notes

      The Indenture provides that the global notes will be exchangeable for certificated notes if:

(a) the Depository notifies KB Home that it is unwilling or unable to continue as Depository for the global notes or the Depository for the global notes ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934 if so required by the applicable law or regulation, and no successor Depository for the notes shall have been appointed within 90 days of such notification or of KB Home becoming aware of the Depository’s ceasing to be so registered, as the case may be;

(b) KB Home, in its sole discretion, determines that the debt securities of such series shall no longer be represented by global notes and executes and delivers to the Trustee an order to the effect that the global notes shall be so exchangeable; or

(c) an Event of Default has occurred and is continuing with respect to the notes.

      Upon any such exchange, KB Home will execute and the Trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. KB Home anticipates that those certificated notes will be registered in such names as the Depository instructs the Trustee and that those instructions will be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in the global notes.

Book-Entry System

      The Depository has advised KB Home that the Depository is:

•	a limited purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve system,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      The Depository was created to hold securities of institutions that have accounts with the Depository (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Indirect access to the Depository’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of the Depository only through participants or indirect participants.

      KB Home expects that, upon the issuance of a global note, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by the Depository (with respect to participants’ interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global notes other than participants). Likewise, beneficial interests in global notes may only be transferred in accordance with the Depository’s procedures, in addition to those provided for under the Indenture. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global notes.

      Investors in the global notes who are participants in the Depository’s system may hold their interests therein directly through the Depository. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a global note, including those held through the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in the Depository), may be subject to the procedures and requirements of the Depository. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

      So long as the Depository or its nominee is the registered holder of the global notes, the Depository or such nominee, as the case may be, will be considered the sole owner and holder of the related notes for all purposes under the Indenture. Except as described herein, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated notes. In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the notes represented by those beneficial interests under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of notes. KB Home understands that under existing industry practice, in the event that the Depository is entitled to take any action as the registered holder of a global note, the Depository would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

      Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered holder of such global note. KB Home expects that the Depository or its nominee, upon receipt of any payment in respect of a global note, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of the Depository or its nominee. KB Home also expects that payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of the Depository. Neither KB Home nor the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between the Depository and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

      Cross-market transfers between the participants in the Depository, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through the Depository in accordance with the Depository’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note to the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      Transfers between participants in the Depository will be effected in accordance with the Depository’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      The Depository, Euroclear and Clearstream are under no obligation to perform or to continue to perform the procedures described above, and may discontinue such procedures at any time. Neither KB Home nor the Trustee nor any of their respective agents will have any responsibility for the performance by the Depository, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      The information in this subsection “— Book-Entry; Delivery and Form” concerning the Depository, Euroclear and Clearstream and their book-entry systems has been obtained from sources that KB Home believes to be reliable, but neither KB Home nor the Trustee takes responsibility for the accuracy thereof.

Same Day Settlement and Payment

      KB Home will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The notes represented by the global notes are expected to be eligible to trade in the Depository’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by the Depository to be settled in immediately available funds. KB Home expects that secondary trading in any certificated notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in the Depository will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of the Depository. KB Home understands that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in the Depository will be received with value on the settlement date of the Depository but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the Depository’s settlement date.

Governing Law

      The Indenture, the Guarantees, the restricted notes and the notes are governed by the laws of the State of New York.

Concerning the Trustee

      SunTrust Bank is Trustee under the Indenture. SunTrust Bank is one of a number of banks with which KB Home and its subsidiaries maintain ordinary banking relationships and with which KB Home and its subsidiaries maintain credit facilities, including the Credit Facility. In addition, SunTrust Bank is trustee under the indentures relating to KB Home’s outstanding senior notes and senior subordinated notes. SunTrust Bank makes no representation or warranty as to the accuracy or sufficiency of any of the information contained in this prospectus, except such information that specifically pertains to SunTrust Bank, or of any information incorporated herein by reference.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

      The following discussion summarizes some of the U.S. Federal income tax consequences resulting from the exchange of restricted notes for notes by a holder of restricted notes who purchased the restricted notes for cash in the initial offering at the original offering price and who holds such restricted notes as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. Federal income tax consequences of the exchange.

      In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the notes through partnerships or other pass-through entities, regulated investment companies, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

      Based on the assumptions and subject to the qualifications and limitations set forth herein, the following discussion, to the extent it includes statements of law, reflects the opinion of Munger, Tolles & Olson LLP, counsel to the Company and the Guarantors, of the material federal income tax consequences discussed herein. No opinion is expressed on matters other than those specifically referred to herein.

      YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF AN EXCHANGE OF RESTRICTED NOTES FOR NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

Exchange Offer

      The exchange of restricted notes for notes pursuant to the exchange offer will not constitute a significant modification of the restricted notes and, therefore, will not constitute a taxable exchange for U.S. Federal income tax purposes. In this event, the exchange would have no U.S. Federal income tax consequences to a holder, so that the holder’s holding period and adjusted federal income tax basis for a note would not be affected, and the holder would continue to take into account income in respect of a note in the same manner as before the exchange.

Consequences to U.S. Holders

      You are a U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are:

•	an individual U.S. citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. Federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose world-wide income is subject to U.S. Federal income taxation; or

•	a trust that either (i) is subject to the primary supervision of a court within the United States and which has one or more U.S. persons with authority to control all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

      If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

Interest on the Notes

      Stated interest on a note will be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption or Other Disposition of the Notes

      Upon the disposition of a note by sale, exchange (other than the exchange of restricted notes for notes pursuant to the exchange offer), redemption or other disposition, you generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be treated as ordinary interest income as described above) and (ii) your adjusted federal income tax basis in the note. Your adjusted federal income tax basis in a note generally will equal the cost of the note to you. Any capital gain or loss will be long-term capital gain or loss if you have held the note for longer than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of which is subject to certain limitations).

Consequences to Non-U.S. Holders

      You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are not a U.S. holder.

U.S. Federal Withholding Tax

      The United States generally imposes a 30% (or lower applicable treaty rate) withholding tax on payments of interest to non-U.S. holders not effectively connected with their conduct of a trade or business in the United States. The 30% (or lower applicable treaty rate) U.S. Federal withholding tax will not apply to any payment of interest on the notes provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business.

      In each case, (a) you must provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalties of perjury, that you are not a U.S. person, (b) a financial institution holding the notes on your behalf must certify, under penalties of perjury, that it has received an IRS Form W-8BEN (or successor form) from you and must provide us with a copy, or (c) you must hold your notes directly through a “qualified intermediary,” and the qualified intermediary must have sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that is acting out of a non-U.S. branch or office and has signed an agreement with the IRS providing that it will administer all or part of the U.S. Federal tax withholding rules under specified procedures.

      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% (or lower applicable treaty rate) U.S. Federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or a reduction of withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

      Interest. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. Federal income tax on the interest on a net income basis (although you will be exempt from the 30% withholding tax if you provide us with a properly executed IRS Form W-8ECI) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, including earnings and profits from an investment in the notes, that are effectively connected with the conduct by you of a trade or business in the United States.

      Sale, Exchange, Redemption or Other Disposition of the Notes. Any gain or income realized on the sale, exchange, redemption or other disposition of the notes generally will not be subject to U.S. Federal income tax unless:

•	that gain or income is effectively connected with the conduct of a trade or business in the United States by you, in which case, if you are a foreign corporation, the 30% (or lower applicable treaty rate) branch profits tax may also apply;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are present; or

•	the gain represents accrued interest, in which case the rules for taxation of interest would apply.

Backup Withholding and Information Reporting

U.S. Holders

      Information reporting will apply to payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, the notes with respect to certain noncorporate U.S. holders, and backup withholding may apply unless the recipient of such payment provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. Federal income tax liability, provided the required information is timely provided to the IRS.

Non-U.S. Holders

      Payments to non-U.S. holders of interest on a note and amounts withheld from such payments, if any, generally will be reported to the IRS and you. Backup withholding will not apply to payments of principal and interest on the notes if you certify as to your non-U.S. holder status on an IRS Form W-8BEN (or successor form) under penalties of perjury or you otherwise qualify for an exemption (provided that neither we nor our agent know or have reason to know that you are a United States person or that the conditions of any other exemptions are not in fact satisfied).

      The payment of the proceeds of the disposition of notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or you otherwise qualify for an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder’s non-U.S. status and has no actual knowledge or reason to know to the contrary or unless the holder otherwise qualifies for an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. Federal income tax liability, if any, provided the required information is timely provided to the IRS.

ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, or “ERISA,” imposes requirements on employee benefit plans subject to Title I of ERISA, which we refer to as “ERISA plans,” and on those persons who are fiduciaries of ERISA plans. Investments by ERISA plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA plan’s investments be made in accordance with documents governing the ERISA plan.

      Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, or the “Code,” prohibit certain transactions involving the assets of an ERISA plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts, which, together with ERISA plans, we refer to as the “plans,” and specific persons, referred to as “parties in interest” or “disqualified persons,” having specified relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and to other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engaged in a prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

      The fiduciary of a plan that proposes to exchange restricted notes for notes and hold any notes should consider, among other things, whether such holding (or exchange of restricted notes for notes) may involve (1) a direct or indirect extension of credit to a party in interest or to a disqualified person, (2) the sale or exchange of any property between a plan and a party in interest or disqualified person or (3) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any plan assets. Depending upon the identity of the plan fiduciary making the decision to acquire or hold the notes, or exchange the restricted notes for notes, on behalf of a plan, Prohibited Transaction Class Exemption (“PTCE”) 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1 (relating to investments by insurance company pooled separate accounts), could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code, although there can be no assurance that all of the conditions of such exemptions will be satisfied.

      Federal, state, local or non-United States laws governing the investment and management of the assets of governmental plans and other plans which are not subject to ERISA or the Code may contain fiduciary and prohibited transaction requirements similar to those under Title I of ERISA and Section 4975 of the Code, which we refer to as “similar laws.” Accordingly, fiduciaries of such plans, in consultation with their counsel, should consider the impact of their respective laws on investments in the notes and the considerations discussed above, to the extent applicable.

      Because of the above, the notes should not be acquired or held by any person investing “plan assets” of any plan or employee benefit plan subject to similar laws, unless such acquisition and holding (and the exchange of restricted notes for notes) will not be subject to, or will be exempt from, the prohibited transactions rules or ERISA and the Code or similar violation of any applicable similar laws.

      Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire the notes constitutes assets of any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code or the applicable provisions of any similar law or (2) the acquisition and holding of the notes (and the exchange of the restricted notes for the notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any similar laws.

      Due to the complexity of these rules and penalties that may be imposed upon persons involved in non-exempt transactions, it is particularly important that fiduciaries, or other persons, considering exchanging restricted notes for the notes on behalf of, or with the assets of, any plan or employee benefit plan subject to similar laws, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such exchange and whether an exemption would be applicable to the acquisition and holding of the notes.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of notes received for its own account in exchange for restricted notes that had been acquired as a result of market-making or other trading activities (“participating broker-dealers”). We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any participating broker-dealer for use in connection with any such resale. Any participating broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents or by writing or telephoning the exchange agent at the address or telephone number set forth in the letter of transmittal.

      Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by participating broker-dealers for up to two periods of up to 30 consecutive days each, but no more than an aggregate of 60 days during any 365-day period, under specific circumstances. For example, we may suspend the use of this prospectus if:

•	the suspension is required by applicable law;

•	the suspension is taken by us in good faith and for valid business reasons (but not including avoidance of our obligations and the obligations of the guarantors under the registration rights agreement), including to avoid the premature disclosure of any acquisition or divestiture of assets or a material corporate transaction or event; or

•	the occurrence of an event or the discovery of any facts which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

      If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

      We will not receive any proceeds from any sale of notes by broker-dealers or other persons. Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the notes. Any participating broker-dealer that resells notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of these notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and to indemnify the initial purchasers of the restricted notes, participating broker-dealers and each underwriter who participates in an offering of the restricted notes, and each person, if any, who controls any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against specified liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the notes and the Guarantees will be passed upon for KB Home by Munger, Tolles & Olson LLP, Los Angeles, California.

EXPERTS

      The consolidated financial statements of KB Home appearing in KB Home’s Annual Report (Form 10-K) for the year ended November 30, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Delaware Registrant

      Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

      Article 6(d) of KB Home’s certificate of incorporation provides that KB Home will indemnify its directors and officers and may indemnify any other employees or agents to the full extent permitted by the Delaware General Corporation Law.

      Article 6(c) of KB Home’s certificate of incorporation provides that its directors will not be personally liable to KB Home or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors to the full extent permitted by the Delaware General Corporation Law.

      KB Home has purchased directors’ and officers’ liability insurance policies which insure against certain liabilities incurred by its directors and officers.

Arizona Registrant

      KB Home Phoenix Inc. is incorporated under the laws of the State of Arizona. Section 10-851 of the Arizona Revised Statutes provides that a corporation may indemnify directors or officers of the corporation who are made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of the corporation only if that person acted in good faith and reasonably believed (a) in the case of conduct in the person’s official capacity with the corporation that the person’s conduct was in its best interest; and (b) in all other cases, the person’s conduct was at least not opposed to the corporation’s best interests. In the case of any criminal proceeding, the person must have had no reasonable cause to believe that the person’s conduct was unlawful. Indemnification shall not be provided in respect of: (i) any proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation, or (ii) any proceeding charging improper financial benefit to the person, whether or not involving action in the person’s official capacity for the corporation, in which the person was adjudged liable on the basis that financial benefit was improperly received by that person.

      Article 6 of KB Home Phoenix Inc.’s Articles of Incorporation provides that KB Home Phoenix Inc. will indemnify its officers, directors, employees and agents to the fullest extent permitted by law.

California Registrants

      KB Home Coastal Inc., KB Home Greater Los Angeles Inc., KB Home North Bay Inc. and KB Home South Bay Inc. are incorporated under the laws of the State of California. Section 317 of the California General Corporation Law (the “CGCL”) provides that a corporation may indemnify directors and officers who are parties or are threatened to be made parties to any proceeding (except actions by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action is or was pending determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for expenses. Section 317 of the CGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise.

      Article 5 of the Articles of Incorporation of KB Home Coastal Inc. and Article 4 of the Articles of Incorporation of KB Home South Bay Inc. provide that their directors will not be liable to the corporation for monetary damages to the fullest extent permitted by California law.

      Article 6 of the Articles of Incorporation of KB Home Coastal Inc. and Article 5 of the Articles of Incorporation of KB Home South Bay Inc. provide that KB Home Coastal Inc. and KB Home South Bay Inc. may indemnify their agents for breaches of duty to the respective corporations and their shareholders in excess of indemnification expressly permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL, and may provide insurance for their agents as set forth in Section 317 of the CGCL.

      Article 5 of the Bylaws of KB Home Coastal Inc. provides that KB Home Coastal Inc. will indemnify its agents as permitted by Section 317 of the CGCL. Article 5 of the Bylaws of KB Home Greater Los Angeles Inc., KB Home North Bay Inc. and KB South Bay Inc. provide that KB Home Greater Los Angeles Inc., KB Home North Bay Inc. and KB South Bay Inc. may each indemnify its agents to the fullest extent permitted by the CGCL. Each of these Articles permits the respective corporation to purchase insurance on behalf of its agents against liability asserted against or incurred by the agents in their capacity as such.

Colorado Registrant

      KB Home Colorado Inc. is incorporated under the laws of the State of Colorado. The Colorado Business Corporation Act provides that a corporation may indemnify directors or officers made party to proceedings because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. A Colorado corporation is not permitted to indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. Indemnification permitted under the Colorado Business Corporation Act in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

      Article 10 of the Articles of Incorporation of KB Home Colorado Inc. provides that its directors will not be liable to the corporation to the fullest extent permitted by Colorado law, and that KB Home Colorado Inc. will indemnify all persons whom it may indemnify under the provisions of the Colorado Corporation Code to the fullest extent permitted under those provisions.

Nevada Registrant

      KB Home Nevada is incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify directors or officers who were, are, or are threatened to be made party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of the person’s being or having been an officer or director of the corporation or serving in certain capacities at the request of the corporation. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      Article 6 of the Articles of Incorporation of KB Home Nevada Inc. provides that none of its directors or officers will be personally liable to it or any of its stockholders for damages resulting from breaches of their fiduciary duty involving any act or omission as a director or officer except for (i) acts or omissions involving intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.

      Section 4.15 of the Bylaws of KB Home Nevada Inc. provides that KB Home Nevada Inc. may indemnify present or former directors or officers against liability or penalties for acts committed by such person while a director or officer, provided that such person is determined to have acted in good faith within the scope of what he or she reasonably believed to be his or her employment or authority and in what he or she reasonably believed to be the best interests of the corporation or its stockholders, and provided, further, that this authority to indemnify does not extend to actions instituted or maintained in the right of the corporation by a stockholder or holder of a voting trust certificate representing shares of stock of the corporation.

      Section 4.19 of the Bylaws of KB Home Nevada Inc. provides that it may purchase insurance on behalf of its directors, officers, employees and agents against liability asserted against or incurred by the agents in their capacity as such.

Texas Registrant

      KB Home Lone Star LP is a limited partnership organized under the laws of the State of Texas. Section 11.02 of the Texas Revised Limited Partnership Act (the “TRLPA”) provides that a limited partnership may, in a written partnership agreement, indemnify a general partner (including a person who is a representative of an enterprise that is a general partner) if the person was, is or is threatened to be made party to a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative, because the person is or was a general partner if such person acted in good faith and reasonably believed that such person’s conduct was: (i) in the case of conduct in the person’s official capacity as general partner, in the best interests of the limited partnership; and (ii) in all other cases, not opposed to the best interests of the limited partnership; or, in the case of a criminal proceedings, such person had not reasonable cause to believe that his or her conduct was unlawful. Section 11.03 of the TRLPA provides that a general partner may not be indemnified if the person is found liable on the basis that he or she improperly received personal benefit, whether or not the benefit resulted from an action taken in his or her official capacity, or the person is found liable to the limited partnership or limited partners.

Item 21.	Exhibits

Exhibit
Number		Description

4.1		Indenture, dated as of January 28, 2004, by and among KB Home, the Guarantors party thereto and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 4.1 to KB Home’s Registration Statement on Form S-4 (No. 333-114761)).
4.2		First Supplemental Indenture, dated as of January 28, 2004, by and among KB Home, the Guarantors party thereto and Sun Trust Bank, as Trustee (incorporated by reference to Exhibit 4.2 to KB Home’s Registration Statement on Form S-4 (No. 333-114761)).
4	.3*	Second Supplemental Indenture, dated as of June 30, 2004, by and among KB Home, the Guarantors party thereto and Sun Trust Bank, as Trustee.
4.4		Form of note and restricted note (included in Exhibit 4.3).
5.1		Opinion of Munger, Tolles & Olson LLP as to the validity of the notes.
8.1		Tax opinion of Munger, Tolles & Olson LLP (included in Exhibit 5.1).
12.1		Statement regarding computation of ratio of earnings to fixed charges.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1).
24	.1*	Powers of Attorney for KB Home and the additional registrants relating to subsequent amendments.
25	.1*	Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of SunTrust Bank relating to Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.3*	Form of Letter to Clients.

* Previously filed.

Item 22.	Undertakings

      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-

effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in the registration statement when it became effective.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of KB Home’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, KB Home has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 19, 2004.

KB HOME

By:	/s/ WILLIAM R. HOLLINGER

William R. Hollinger
Senior Vice President and Controller

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Bruce Karatz	Chairman and Chief Executive Officer (Principal Executive Officer)	October 19, 2004

* Domenico Cecere	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 19, 2004

/s/ WILLIAM R. HOLLINGER William R. Hollinger	Senior Vice President and Controller (Principal Accounting Officer)	October 19, 2004

* Ronald W. Burkle	Director	October 19, 2004

Dr. Ray R. Irani	Director

Kenneth M. Jastrow, II	Director

Signature	Title	Date

* James A. Johnson	Director	October 19, 2004

* J. Terrence Lanni	Director	October 19, 2004

* Melissa Lora	Director	October 19, 2004

* Michael G. McCaffery	Director	October 19, 2004

* Leslie Moonves	Director	October 19, 2004

* Dr. Barry Munitz	Director	October 19, 2004

* Luis G. Nogales	Director	October 19, 2004

*By: /s/ KIMBERLY N. KING Kimberly N. King Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, KB Home Coastal Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 19, 2004.

KB HOME COASTAL INC.

By:	/s/ WILLIAM R. HOLLINGER

William R. Hollinger
Vice President and CFO

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Martin Lighterink	President and Director (Principal Executive Officer)	October 19, 2004

/s/ WILLIAM R. HOLLINGER William R. Hollinger	Vice President and CFO (Principal Financial Officer and Principal Accounting Officer)	October 19, 2004

* Jay L. Moss	Director	October 19, 2004

* Albert Z. Praw	Director	October 19, 2004

*By: /s/ KIMBERLY N. KING Kimberly N. King Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, KB Home Colorado Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 19, 2004.

KB HOME COLORADO INC.

By:	/s/ WILLIAM R. HOLLINGER

William R. Hollinger
Vice President and CFO

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Barry Grant	President (Principal Executive Officer)	October 19, 2004

/s/ WILLIAM R. HOLLINGER William R. Hollinger	Vice President and CFO (Principal Financial Officer and Principal Accounting Officer)	October 19, 2004

* Glen Barnard	Director	October 19, 2004

* Albert Z. Praw	Director	October 19, 2004

*By: /s/ KIMBERLY N. KING Kimberly N. King Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, KB Home Greater Los Angeles Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 19, 2004.

KB HOME GREATER LOS ANGELES INC.

By:	/s/ WILLIAM R. HOLLINGER

William R. Hollinger
Vice President and CFO

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Jay L. Moss	President and Director (Principal Executive Officer)	October 19, 2004

/s/ WILLIAM R. HOLLINGER William R. Hollinger	Vice President and CFO (Principal Financial Officer and Principal Accounting Officer)	October 19, 2004

* Albert Z. Praw	Director	October 19, 2004

*By: /s/ KIMBERLY N. KING Kimberly N. King Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, KB Home Lone Star LP has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 19, 2004.

KB HOME LONE STAR LP

By:	KBSA, Inc.,

Its General Partner

By:	/s/ WILLIAM R. HOLLINGER

William R. Hollinger
Vice President and CFO

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Larry Oglesby	Director of KBSA, Inc.	October 19, 2004

* Albert Z. Praw	Director of KBSA, Inc.	October 19, 2004

*By: /s/ KIMBERLY N. KING Kimberly N. King Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, KB Home Nevada Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 19, 2004.

KB HOME NEVADA INC.

By:	/s/ WILLIAM R. HOLLINGER

William R. Hollinger
Vice President and CFO

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* James Widner	President (Principal Executive Officer)	October 19, 2004

/s/ WILLIAM R. HOLLINGER William R. Hollinger	Vice President and CFO (Principal Financial Officer and Principal Accounting Officer)	October 19, 2004

* Leah S. W. Bryant	Director	October 19, 2004

* Albert Z. Praw	Director	October 19, 2004

*By: /s/ KIMBERLY N. KING Kimberly N. King Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, KB Home North Bay Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 19, 2004.

KB HOME NORTH BAY INC.

By:	/s/ WILLIAM R. HOLLINGER

William R. Hollinger
Vice President and CFO

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Robert Freed	President and Director (Principal Executive Officer)	October 19, 2004

/s/ WILLIAM R. HOLLINGER William R. Hollinger	Vice President and CFO (Principal Financial Officer and Principal Accounting Officer)	October 19, 2004

* Albert Z. Praw	Director	October 19, 2004

*By: /s/ KIMBERLY N. KING Kimberly N. King Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, KB Home Phoenix Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 19, 2004.

KB HOME PHOENIX INC.

By:	/s/ WILLIAM R. HOLLINGER

William R. Hollinger
Vice President and CFO

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Greg Williams	President (Principal Executive Officer)	October 19, 2004

/s/ WILLIAM R. HOLLINGER William R. Hollinger	Vice President and CFO (Principal Financial Officer and Principal Accounting Officer)	October 19, 2004

* Leah S. W. Bryant	Director	October 19, 2004

* Kelly M. Allred	Director	October 19, 2004

*By: /s/ KIMBERLY N. KING Kimberly N. King Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, KB Home South Bay Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 19, 2004.

KB HOME SOUTH BAY INC.

By:	/s/ CHRIS REDER

Chris Reder
Senior Vice President, Finance, and CFO

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Drew Kusnick	President (Principal Executive Officer)	October 19, 2004

/s/ CHRIS REDER Chris Reder	Senior Vice President, Finance, and CFO (Principal Financial Officer and Principal Accounting Officer)	October 19, 2004

* Robert Freed	Director	October 19, 2004

* Albert Z. Praw	Director	October 19, 2004

*By: /s/ KIMBERLY N. KING Kimberly N. King Attorney-in-Fact